April 19, 2006

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                            SCHEDULE 14A INFORMATION
                                 (Rule 14a-101)

                  Proxy Statement Pursuant to Section 14(a) of
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                              KeySpan Corporation
                              -------------------
                (Name of Registrant as Specified in Its Charter)

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                                     -----
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


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Communication #1

The following communication is being distributed to all KeySpan Corporation ("KeySpan") and National Grid employees through internal email systems and will be posted on the KeySpan/National Grid websites:

Integration update                  National Grid             KeySpan

Volume I Issue IV                                             April 2006

April 18, 2006


Additional Members Appointed to National Grid-KeySpan Integration Team

The following is a message from Kwong Nuey and John Caroselli, National Grid - KeySpan Integration leads:

We are pleased to announce that Pat Hogan and Bob Lorkiewicz will be joining the National Grid-KeySpan Integration Team. Pat, currently director of Electric Systems Operations, will be the KeySpan lead for the Electric Transmission and Distribution team. Pat will be paired with Clem Nadeau from National Grid. Bob, currently director of IT Strategy, will be the National Grid lead for the Information Technology team. Bob will be paired with Frank LaRocca from KeySpan.

With the addition of Bob and Pat, the National Grid-KeySpan Integration Lead Team is now complete. The Integration Team will hold its first official meeting April 26th in Brooklyn. More information will be shared with employees following that meeting.


Thank you,

/s/Kwong Nuey                                     /s/John Caroselli
Kwong Nuey                                        John Caroselli
National Grid Integration Lead                    KeySpan Integration Lead
kwong.nuey@us.ngrid.com                           jcaroselli@keyspanenergy.com
-----------------------                           ----------------------------








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


Communication #2

Attached is a transcript of the testimony that Robert B. Catell, Chairman and Chief Executive Officer of KeySpan presented at the Planning, Development and Environment Committee of the Economic Development, Higher Education and Energy Committee and the Consumer Protection Committee of the Suffolk County Legislature on Monday, March 27, 2006 which addressed the acquisition of KeySpan by National Grid. A copy of the script of his testimony was previously filed with the Securities and Exchange Commission on Schedule 14A as soliciting material pursuant to Section 240.14a-

                                     Minutes
                                     -------

A special meeting of the Economic Development, Higher Education & Energy Committee and the Consumer Protection Committee of the Suffolk County Legislature was held in the Rose Y. Caracappa Legislative Auditorium of the William H. Rogers Legislature Building, Veterans Memorial Highway, Smithtown, New York, on Monday, March 27, 2006.

MEMBERS PRESENT:
----------------
Legislator Wayne Horsley - Chairman - Economic Development
Legislator Cameron Alden - Chairman - Consumer Protection
Legislator Rick Montano
Legislator Tom Barraga
Legislator Jon Cooper
Legislator Lynne Nowick
Legislator Jack Eddington
Legislator Kate Browning

ALSO IN ATTENDANCE:
-------------------
George Nolan - Counsel to the Legislature
Joe Schroeder - Budget Review Office
Joe Muncey - Budget Review Office
Renee Ortiz - Chief Deputy Clerk of the Legislature
Gail Vizzini - Director - Budget Review
James Morgo - Commissioner - Economic Development
Legislator John Kennedy - District Twelve
Legislator Edward Romaine - District One
Legislator Lou D'Amaro - District Seventeen
Legislator Vivian Viloria-Fisher - District Five
Legislator William Lindsay - District Eight
Robert Catell - Chairman - KeySpan
Robert Teetz - KeySpan
David Manning - KeySpan
Tom DeJesu - KeySpan
All other interested parties

MINUTES TAKEN BY:
-----------------
Donna Catalano - Court Stenographer

                (*THE MEETING WAS CALLED TO ORDER AT 10:00 A.M.*)


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CO-CHAIRMAN HORSLEY:
Good morning, everybody. We will be starting in just a moment. I want to make sure that everyone recognizes that if they'd like to have an opportunity to speak in the public portion that they have to fill out a card. We will all be speaking for about three minutes. So if you can please file in your cards. Thank you.

Will all Legislators join us around the horseshoe? May we please join in the Pledge of Allegiance.

                                   SALUTATION

CO-CHAIRMAN ALDEN:
I just ask, we don't have clergy with us today, and that's traditional at some of our meetings to have clergy, but I would ask for a moment of silence in recognition and honor of those that have given their lives to keep this great country free and those that are serving and in harm's way at this moment.

                                MOMENT OF SILENCE

CO-CHAIRMAN ALDEN:
Thank you.

CO-CHAIRMAN HORSLEY:

Again, good morning, everybody. This is -- well, whether it's historic, but it's certainly an important day for the County Legislature. This is a combined
meeting,   a  special  meeting   involving  my  committee,   which  is  Economic
Development, Energy, and Education as well as I'm joined with by my colleague, Cameron Alden, who is Chair of Consumer Protection, the committee for Consumer Protection. So thank you, Cameron, for joining us this morning, and we look forward to an important and lively session.

I guess the first thing we'll do is we'll introduce our guest of honor, and it is a guest of honor, Mr. Catell, who is a Brooklyn native, which I'm pleased to see and we consider part of Long Island. Mr. Catell started -- as I've read your bio, Mr. Catell, you started as a meter repairman with Brooklyn Union Gas in 1958, he was a junior engineer in 1974 when he moved up precipitously to vice-president three years later, which is huge.

In 1998, you became Chairman and Chief Executive Officer of KeySpan, handling the merger between Brooklyn Union Gas and KeySpan, and of course, the LIPA connection. He is soon to be, I suspect, at least that's part of the discussion today, the Executive Chair of the National Grid USA of Long Island and Deputy Chairman of National Grid, Incorporated, worldwide. May I introduce to you Mr. Robert Catell. Please, Mr. Alden.

CO-CHAIRMAN ALDEN:
As Mr. Catell is coming up, I just want to say a little thank you basically. You have some great people working for your company, I'm very impressed with your company, but more importantly, as Chairman of Consumer Protection, when we have constituents come to us with problems, your company, it's almost instantaneous, the amount of service and recognition that we get. So I want to compliment you on that end of it. And also, you've been very responsive. Over the years, you know, we've had your company before us at Consumer Protection meetings, and it's always been a very good open dialog, they're willing to look at solutions and problems. Like I said, it's a very, very good cooperation. I can't praise your staff and you and company enough. Thank you.

MR. CATELL:
First of all, thank you Chairman Horsley and Chairman Alden for your very nice remarks about KeySpan, and I accept them really on behalf of the KeySpan employees. Whatever I do, whatever I represent, it's really the Key Span


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employees that make it happen. And we have a great management team, we also have a great union team of people that do the work, as you know, the people that really do the tough jobs. I get the easy part, I come to places like this. We are very fortunate to have a tremendous workforce, many of whom, most of whom -- certainly the Long Island group live out here on Long Island.

In the audience this morning is Ralph Ranghelli, who is the business manager of Local 1049, who are the physical workers who really do a tremendous job. We also have a great clerical workforce represented by a fellow named Don Daly, I didn't see Don this morning, but I'm very fortunate. With me here at the table, let me see who's with me here at the table, okay, the rest of my staff or a number of them. Next to me here on the right is David Manning, Executive Vice President of Corporate Affairs and Government Affairs and does a terrific job. Also, to the right of David is Bob Teetz, and Bob's title is Director of Environmental Engineering Compliance. He has this long title, and does a great job for us primarily in the environmental area. And On my left is Tom DeJesu, Director of Government Affairs, and I'm sure you have seen all of these gentlemen our here on Long Island. If you haven't, I'd be very surprised.

Back of me somewhere is Vinny Frigeria, who you probably recognize more than me. Where's Vinny? There's Vinny back there. And Vinny is your main-stay out here, particularly out on the East End in Suffolk County. And I know he has done a lot of work for all of you. And when you talk about a real go-to guy, if you really want to get something done, you call Vinny with all due respect to the rest of us here. But again, thank you so much for those remarks. And I really am delighted to be here this morning.

As you mentioned, I'm Chairman and CEO of KeySpan Corporation, and it truly is a pleasure for me to be out here before the Suffolk County Legislative Energy and Consumer Protection Committee. I know you have both committees here this morning. I Really do appreciate the opportunity to testify before you this morning on a subject which is of interest to all of Long Island, I'm sure, and it's about the transaction between National Grid and KeySpan and really what it means for Long Island, the customers and the other constituencies that are represented here this morning.

Again, I'd like to particularly thank the Chairmen, Chairman Horsley and Chairman Alden for convening this this morning and giving us the opportunity, and this is really the first time in public that we've had the opportunity to tell the story about this transaction, and I really welcome and certainly look forward to your questions. I have a short brief presentation, and then I would be very happy to take your questions. I also would like to recognize Presiding Officer Bill Lindsay, and, Bill, thank you for being here this morning. And Deputy Presiding Officer, she gave me a lovely welcome when I came in, Vivian Viloria-Fisher, thank you for being here this morning, and I appreciate the time you have taken on this particular subject.

As I know, I've been in front of many audiences over the years representing KeySpan here on Long Island, and I've really gotten to enjoy it. It's a fine company that I have the honor of representing. I've been here in this room before testifying before this group. And again, the reason it's a pleasure for me is because KeySpan is a company that committed to meeting the energy needs of residences, businesses here on Long Island. And I think in addition to that, it's a company which has a strong community presence, something that I personally feel very strongly about. It's a company that's partnered with local government, community and environmental groups to make sure Long Island's interest have always been hard and best served -- heard and best served.

As you know, KeySpan has entered into an agreement with National Grid that spells a new chapter in both our company and for energy here on Long Island. It's a chapter I'm very excited to begin. But to tell you why, I need to go back a few years, eight to be exact, because it was in 1998, as some of you may remember, that a company called KeySpan came to Long Island to merge with a local utility called LILCO into what I think everyone would agree is a stronger more well regarding organization. And it's not because LILCO was a bad company or a bad organization. They had a financial problems, which didn't allow them to do many of the things that we've been able to do. And they had the same dedicated, committed, well trained workforce that we were fortunate enough to take over at that time to serve the needs of customers here on Long Island.

We did, though, at that time create an energy company that was financially sound, we got out into the community, we formed those valuable partnerships with local businesses and other constituencies, such as yourselves, and we continue to provide the highest level of service with our extremely dedicated, qualified workforce, most of whom live right here on Long Island. There's a similar story that played out in a similar way about six years when a company called National Grid acquired a financially troubled company in Upstate, New York, called Niagara Mohawk or NIMO. Today the National Grid-owned business is financially robust with a good corporate reputation and strong community involvement. And soon, KeySpan will become part of the National Grid's success story. That is, we're about to become part of a larger company that will give us access to more resources to make even more of a difference in the communities we serve from long Island up through New Hampshire.

We're a strong company that going to get stronger, and we're a public utility that's going to be better able to serve the best interests of the public. That's what I firmly believe, and that's why I'm so excited about this deal for everyone involved. Some people claim that foreign ownership isn't a good thing, but I'd like to tell you a story about another European-owned institution in the US, this one outside of the energy industry, European American Bank. People didn't like the idea of having a European-owned business in the US, much less across Long Island back in 1974, when EAB took over financially troubled
Franklin National Bank. But that initial fear quickly went away as Long Islanders recognized that EAB was there to serve and to benefit them. And as you may have experienced yourself, it lived up to that promise for more than a quarter of a century.

National Grid is, of course, London based. Did you know that 55% of its operations are right here in US? And actually, that will be the case once they acquire KeySpan. And KeySpan, its fifth acquisition, is by far it's largest. National Grid is another great example of a company with that strong commitment to community, both in the US and abroad. And it's also well recognized for approaching each of its acquisitions as mergers, partnerships, the blending of best practices. And that's good for KeySpan, it's good for your employees, but it's also good for the public as well.

The fact is they are not looking to take away the things we do best, they want to benefit from them. They want to adopt and integrate our best practices, which you've all seen in action, to enhance the performance of their entire US operation. They talk a lot about taking the KeySpan culture into the National Grid culture, and they want to continue to draw on the experience and expertise of our fabulous workforce.

By the same token, we can benefit from National Grid's expertise. And I'm convinced that this strength of this newly combined company will greatly benefit shareholders, customers and ratepayers alike in the US and, of course, right here on Long Island. Together, this newly combined company will also be better able to tackle the two major energy concerns on Long Island today; pricing and reliability.


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


How does the National Grid-KeySpan deal play into these key areas? Let's first talk about pricing. In total, KeySpan and National Grid have gone through six mergers before. And guess what? Rates have never gone up, as a matter of fact, in most cases they've gone down. On the National Grid side, that's exactly -- that's clearly attributed to efficiencies they found in combining best practices of the operations they have acquired.

And National Grid is committed to working with both KeySpan and LIPA to maintain that excellent track record. That's the energy delivery side of things, and as we all know, however, much of energy pricing has to do energy delivery, and those are really the base rates that we have to deal with. With this deal, KeySpan will marry its North American gas supply expertise with National Grid's global outlook to become a real player in developing global energy solutions, which are going to be essential to ensure adequate energy supply in the future.

Okay,   let's  talk  about  concern  number  two,   reliability.   The  electric
transmission and distribution or T&D system KeySpan manages for LIPA consistently ranks top for reliability in New York State, and that's not going to change. The same skilled Long Island workforce will continue to maintain the T&D system for LIPA with the ability to draw on Upstate resources in case of a major interruption. Our power plants are currently 98% available even on the hottest summer days, and that's what keeps the lights on. They're well run and maintained by skilled KeySpan employees, and that terrific power plant performance won't change either, except maybe for the better with the application of some new technologies.

What else is so attractive about this deal? It comes at an appropriate time. With the energy industry in a strong consolidation mode, KeySpan, like other companies, has been looking for the best ways to compete in this challenging environment, and we believe we found it by partnering with National Grid. As I've said, they see us as a well run company with a highly talented and skilled workforce, and that's something they want to keep. And In fact, they're under contractual agreement to honor all existing union contracts. They see the power plants as great low-risk assets with long-term contracts. They see a thriving gas business that with the proper injections of capital investment can grow to its fullest potential. They want to tap that growth, and so do we.

We see the opportunity to further a well thought out plan to deliver value to shareholders and customers. We see growth, synergies, efficiencies, and we new sources of energy supply and infrastructure coming to Long Island where it's definitely needed. We see a combined new company that can achieve fuel cost savings, lower its risk profile, spread its fixed cost over a wider geographic area and have access to the capital resources to invest in new exciting new technologies.

We also see a company, National Grid, that's dedicated to its employees as we've always been. And here's a quote from Gary Smith that really speaks to that. Gary represents several thousand workers for the Union GMB in the UK. And he says, quote, with an employer you can have your ups and downs, but by and large, they're a pretty constructive company to deal with, they're one of the best in terms of relationships. Gary's quote appeared in the March 6th edition of Newsday in a story entitled "KeySpan Suitor's Shiny Image."

Mike Jesanis, President and CEO of National Grid's US operations told a Long Island audience at one of our initial press conferences, and I quote, it's about bringing together two companies with very strong traditions, traditions of delivering energy safely, reliably, efficiently and with a commitment to our


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employees  and  our  communities,  our  investors  and  all  the  people  we are privileged to serve. We look forward to having KeySpan employees as part of a larger National Grid group, because it's a talented workforce, it's a diverse workforce, and it will fit right in with the rest of National Grid, end quote.

And I'm here to tell you that this could happen as early as the beginning of next year once the transaction receives shareholder and regulatory approval. In the mean time, we're committed to ensuring a smoother transition as possible, one that will be seamless to our customers and the community. I, in fact, will be staying on as Chairman of National Grid's US Division and serving on the Board and as Deputy Chairman of London-based National Grid PLC for at least two years after the deal closes. During that time, I will make it my personal commitment to ensure that our company continues to forge solid and sustainable relationships with all of people we interact with and conduct business with.

Before I close, I want to touch on one other subject, and that has to do with LIPA, specifically, what happens with the LIPA agreement we just signed in December. As you may know, this very favorable agreement for our customers includes a two year rate freeze, operating cost reductions of about $38 million and the establishment of a $75 million fuel fund to mitigate increased fuel cost. Most importantly, it provides incentives for continued reliability and stability to LIPA's 1.1 million electric customers through the Year 2013.

I really should compliment Chairman Kessel and the excellent job he has done in the eight years that I've been working with him at LIPA. I have known Richie for 30 years before that as consumer advocates, and we have always been able to work together. LIPA has made a tremendous commitment to Long Island, made an investment of up to $2 billion in infrastructure, which has really enhanced its reliability. I look forward to this public-private partnership continuing in the future for the benefits of the Long Island consumers.

KeySpan is committed to this agreement that we renegotiated with them and the benefits that it's provided. We will work hard in the coming months to see this contract approved and make sure these benefits remain intact. Once approved, National Grid will be bound by all of the terms of that agreement. On a related note, KeySpan will continue to advance repowering alternatives with LIPA. As part of the recent agreement, LIPA has the opportunity to acquire the Far Rockaway and Barrett Plants, which are among the least efficient and most suitable units for repowering. There's also ample real estate at these sites to install necessary equipment. We still think this is the best solution for repowering on Long Island at this time.

And we stand ready to build a new combined cycle plant at the permitted site on Spagnoli road, the perfect location. It's in the center of low growth, a mile from existing gas supply and just a mile from the nearest substation. Building Spagnoli Road would accomplish a virtual repowering as a new high-efficient plant would mean our older plants would run less. Our Article 10 permit is in place, we have an agreement with the Town of Huntington, engineering is done, the site is ready to go. All we need is LIPA's agreement to move forward. In addition to repowering, we'll also continue to explore and invest in emission reduction technologies at all of our power plans.

In closing, there are a lot of exciting things on the horizon for KeySpan and Long Island. In a nutshell, here are the five things a new combined company can do that neither company could achieve as well on their own; one, provide consumers with lower energy deliver cost; two, advocate more effectively on being an investor in new secure sources of supply and energy infrastructure; and


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three, have the scale necessary to achieve fuel cost savings;  four, improve the quality of customer service to advanced efficient technologies; and five, ultimately achieve growth in a complex competitive environment. Thank you for your time this morning. I certainly welcome any questions that you may have.

CO-CHAIRMAN HORSLEY:
Thank you very much, Mr. Catell. Thank you very much for your presentation, Mr. Catell. As always, it's been thorough, and it was a pleasure that we received it beforehand so we know what we're dealing with. But at this point, I want to turn the mike over to my Co-Chair, Mr. Alden for his first question.

CO-CHAIRMAN ALDEN:
Once again, I want to thank you because you've always made yourself available to us answer the sometimes tough questions, and I thank you. But I want to say a special thanks to Dave and Vinny, because like I said before, they've handled many, many constituent problems and governmental problems, and they've done it very, very efficiently and in a very, very timely fashion.

My first question about gas -- the rates. And basically you hit on that, and I guess what you are saying to us is to the best of your ability, you can't guarantee anything in this world, but the combination of these companies is going to lead to either a stabilization of rates or possibly a decrease in rates. So I appreciate your, you know, like, it was very thorough on your analysis.

MR. CATELL:
If you'd like for me to expand on that a little bit more, I could.

CO-CHAIRMAN ALDEN:
If you could, I'd appreciate that.

MR. CATELL:
I touched on it, but out here on Long Island -- and I'll talk to the gas side primarily, because really, LIPA's rates more a Richie issue, but I can talk to that a little bit as well -- we have not had a gas rate increase, base rate increase, here on Long Island in the eight years that we're out here, and I think LILCO had not one possibly for a year or two even before. So base gas rates have not gone up for ten years. Now, you say that's interesting, but our bills are higher. And the reason, and you'll hear this from Richie as well, the reason the bills are higher are because the commodity portion of the rate, which is the gas itself, which we don't make any money on, it's a direct pass-through, that has gone up. There's no question, over the last ten years, that component in the rate has gone up. We unfortunately don't have control over that, although when we become a bigger company, National Grid will have larger purchasing power. That should help keep that down a little bit.

Now, on the base rate side, as I said, we have not had an increase in ten years. So there are a lot of costs that we have been either recovering through growth or efficiencies. There comes a time when, if you're a public utility, there's only one place you can get your costs covered, and that's from the ratepayers. As part of this transaction, I am confident that rates will be lower then they had otherwise been. What does that mean? That means by coming together with National Grid, it will reduce some of the pressure we have on the gas side of having to increase rates and will certainly not be any higher. Hopefully, we can lower rates going forward.

Now on the LIPA side, as I mentioned, the new agreement, which we negotiated with LIPA, does provide certain benefits to allow them also to stabilize their base rates. The commodity cost, they have the same exposure that we do. And as part of our agreement with them, we did establish a fuel fund, which will help at least mitigate some of the impact on the commodity side of things.

MR. MANNING:
Mr. Chairman, if I could just add to that briefly. National Grid had been leaders in the areas of conservation technology. They've actually developed in their US operation a number of programs around energy conservation, which have been licensed to NYSERDA. NYSERDA, of course, is the New York entity -- Bob's been on the board of NYSERDA for some 20 years. And a lot of that technology has also been passed on to LIPA from NYSERDA. So I think energy conservation, as we all know, is one of the best responses that we were able to get in terms of containing costs going forward. So we have a lot of expertise as does National Grid in terms of fuel supply. But the other issue that we all face -- and Bob has driven a task force that Mr. Teetz and I have spend a good bit of our time on in the last six months to try to drive that conservation.

CO-CHAIRMAN HORSLEY:
Okay. Thank you very much, Gentlemen. We're going to bounce back and forth. Both Mr. Alden and myself have two questions, then we'll be opening it up for the Legislators for their questions. Mr. Catell, you repeatedly stated that this merger, and I quote this, is in the best interest of your shareholders and will provide significant benefits to your customers, employees and the communities you serve.

And just now you stated that -- since I got this thing beforehand, I was able to read it -- you stated that National Grid is, in fact, under contractual agreement to honor all existing union contracts, I understand that. Yet several of the statements and buzz words that have come from press releases from the paper, etcetera, concern me. Let me give you one here. We can create an even more efficient company focused on controlling delivery costs.

Moving down, National Grid plans on combining operations, facilities and function. And lastly, and the one that's intriguing to me is National Grid expects to deliver $200 million per year in savings through what's called rationalization of overlapping functions, which doesn't sound to me like a Brooklyn boy, but -- but it's one of the questions that -- you know, one of the statements that apparently have come from your corporation.

Additionally, it is my understanding that current union contracts expire in February of 2008 -- which I happen to have the Collective Bargaining Agreement and interpretations, I tried reading it, it's in depth -- or one year from the anticipated completion of this merger, The same year that National Grid expects to deliver $200 million in integration savings. And again, it goes back to that rationalization of overlapping functions. I feel this raises some legitimate concerns, so I'll just cut to the chase. Exactly how does National Grid intend to cut delivery cost? What exactly is a rationalization of overlapping functions? And what assurances has National Grid given you -- or what assurances are you prepared to give your employees that their jobs will be secure beyond the Year 2008? And what about the status of pensions?

MR. CATELL: Okay.

CO-CHAIRMAN HORSLEY:
That's quite a statement.  I wanted to be prepared for you.

MR. CATELL:
That's perhaps more than one question, but let me kind of break it down as best I can. You know, what you are talking about in a merger of any kind is cost efficiencies and savings, and it comes from many, many different places. And in fairness, can it have some impact on people? I would be less than honest with this group if I were to say that, you know, it's not possible that it will, but let's talk about that. One of the things you start with is you look at those areas were you can reduce costs without having an impact on people. You start there.

What are some of the ways you can do that? Well, one I mentioned was in the gas supply area, by combining -- they have 800,000 gas customers in Upstate, New York, we have about two and a half million gas customers between all the territories, so we will be a much larger purchaser of gas supplies. That purchasing power gives you the ability to have more impact on your suppliers. You get more sources.

We will now be part of a global company in purchasing a lot of the products and services that we use both on the gas and the electric side. In fairness, most of that goes to the benefit of LIPA on the electric side, but that helps keep them. So let's take one example, when you're purchasing pipe. We now are going to be purchasing pipe as a global company. So we have the ability to actually get that pip at a lower cost. When you're purchasing hundreds of millions of dollars of supplies every year, which we do, you can -- if you can reduce the cost of purchasing those supplies by 10%, you can save $100 million. So those are areas that you look at. Then there's no question that at some point you do get down to the people side of the equation.

But from the standpoint of Long Island in particular, which is where your concern is I'm sure, we have to be able to be sure that we can continue to provide the same level of service to LIPA that we have in the past. As a matter of fact, in the new agreement that we've negotiated with them, there are incentives for us if we can improve service, there are disincentives for us if we do not provide the continued level of service. The only way you can do that is by having people out in the field and people answering the phones. So in my opinion, you know, can I say -- what I can say is that to the extent that we needed to have people reductions we won't have any layoffs, we have not had layoffs in the past, nor have they. And any reductions that we need to have will be done either through early retirements or through attrition. But I do not see that being a significant number here on Long Island.

Now in fairness, it's some that both our management and our unions are concerned about, and we're going to have to be able to address that concern to the best of our ability. But I personally do not see that being a significant impact here on Long Island.

MR. MANNING:
Just one quick addition, when you talk about overlap, one of the areas that you focus on most quickly is IT, the information technology side. Companies like ours use a tremendous number of outside contractors, we also use, of course, a lot of -- we license a lot of software. So one of the first areas that companies like this look to is ways to integrate their systems. So there's a lot of systems technology benefits here, which are not employee focused. They are people focused, because these contractors operate throughout the world. But that's one of the earliest opportunities for savings is to integrate your IT systems and reduce your licensing fees. That's just one example that has come up already in our discussions.

MR. CATELL:

The other question, I think, that you at the end, and maybe I didn't address all of your questions, had to do with the pensions. And we do not envision any changes in the pension plans. When they acquire us,they will have to honor all of the agreements that are in place. Now, in fairness, as you go down the road, we again, become a larger company. Could there be some opportunities to combine plans that are allowed within the plans and don't diminish the benefits to anyone? There may be some opportunities to do that. But right now, there are no plans to make any changes to that pensions plans.

CO-CHAIRMAN HORSLEY:

Okay. Thank you very much. I see Mr. Ranghelli of the union is here this afternoon -- this morning, so I can assure him that we are not going to be foreseeing any layoffs, any cuts in our pension plans and the concern that so many of the good folks at LIPA and KeySpan are talking about because of these rationalizations of overlapping functions?

MR. CATELL:

I think we can assure him that there will be no layoffs and no changes in the pension plan.

CO-CHAIRMAN HORSLEY:
Thank you very much.  Mr. Alden.

CO-CHAIRMAN ALDEN:
Also, you and I had a brief conversation before we started the meeting, and to keep the meeting within some boundaries as far as time and things like that, there's going to be some questions that we're not going to get to, and I've prepared some along with Chairman Horsley, and we're going to give those to you, take them back and answer them.

MR. CATELL:
We would be delighted to respond in writing to anything that we don't get to here this morning.

CO-CHAIRMAN ALDEN:
Great. One thing we touched on, and that was there were some critical comments made of KeySpan by some people on the LIPA Board, and that was that when you were going through the negotiations with LIPA that you had been less than forthright with them as far as your negotiations with National Grid and other companys as far as, you know, any mergers or takeovers. Can you address that and just give us -- thank you.,.

MR. CATELL:
We would be happy to address that. I've seen that in writing, and I know that's been mentioned a couple of times. I think from a background standpoint, in the utility business, and I've been in it a few years as you've mentioned, but certainly not at this level, there has been consolidation going on much more rapidly than there used to be for a number of reasons, size and scale are important to get your costs down. So you have conversations with companies on a continuous basis. And we have talked, not only to National Grid, but we've talked to others perhaps over the last three or fours years, going back to when we did the LILCO deal back in '98. I was actually having conversations with the then Chairman four years before that, before we ever got to a point where the deal was feasible.

But what happened here, two factors came into play, in my opinion. One, we did complete our negotiations with LIPA on a restructured deal. So the uncertainty of that was taken off the table. At the same time, the public utility holding cap -- company act, which has been in affect since 1935 expired on February 8th as part of the energy legislation. So I think those two factors -- now, the LIPA contract agreement was negotiated on December -- was announced on December 15th, and the other thing was -- and it's really after that when not only National Grid, but I can tell you at least four other parties very aggressively started talking to KeySpan about doing a transaction. And it moved very quickly after that. But there were no -- certainly no serious discussions with respect to truly doing a deal prior to that time.

CO-CHAIRMAN ALDEN:
Thank you.

CO-CHAIRMAN HORSLEY:

One more. I'd like to take a look at the issue of repowering, particularly of the Suffolk County plants; Northport and Port Jefferson. One of the topics you had touched on in your statement was the repowering of -- and thank you for providing this information before so I can ask this question -- repowering of Long Island's least efficient power plants. Far Rockaway and Barrett were commented on, but conspicuously absent, again, is Northport and Port Jeff. Many in the environmental and surrounding communities are upset that this merging would -- could move forward with absolutely no commitment to their repowering.

It's widely known that these power plants are among the worst polluters in the Northeast. And the North -- and the New York Public Interest Research Group has reported, and I quote, power plant pollution prematurely kills 1200 New Yorkers every year. I'm not sure where they came up with that, but it is something that came from my research here. If these plants were repowered, Northport and Port Jeff would experience a 90% and 80% reduction in nitrogen oxide emissions respectively.

In addition, it's no secret that these plants generate significant tax revenue and that the economies of these local community are heavily reliant upon their existence, the pilots to the communities. So in light of this merger, many believe it is now or never for these two plants. And while KeySpan has stated it will share its emission reduction plans with National Grid, neither side has committed to a repowering, and I presume that is correct. What is the future of these plants? And what is preventing National Grid from disposing of these assets at a later date? And what do you say to our young students and village officials in Port Jefferson and in Northport when their pilots are pulled, if that may come -- that may be the case? Mr. Catell.

MR. CATELL:
Okay. Again, that's a multifaceted question.

CO-CHAIRMAN HORSLEY:
I worked on it.

MR. CATELL:

Did we have to give them this stuff in advance? I'm glad we did. Let me address the pilot question first, because that's the easiest one to address. First of all, there's no economic incentive for KeySpan or National Grid once they own the plants to do anything about the pilots. The pilots is a direct flow through to the electric ratepayers. So we are essentially indifferent to the pilots. There's no reason -- there would be no reason for us to do anything about the pilots.

CO-CHAIRMAN HORSLEY:
So leave this one up to Richie.

MR. CATELL:

I think you would be better asking him that question. And I think he's been on the record with respect to the pilots, but he would be better to ask that question. Now, with respect to repowering. We have been studying repowering -- well, let me back up a little bit. First, let's talk, and if you really want to get into it, I could have Bob Teetz talk to it, about, you know, KeySpan's existing power plants. Are they older plants? They are old plants. And the Far Rockaway one goes back to 1952, it's our oldest plant. But we have spent -- how much have we spent, Bob, over that past.

MR. TEETZ: Over 100 million.

MR. CATELL:
So we've already spent over 100 million cleaning up those plants to the extent that we could before we get into repowering. There are other things we can do. We've been Studying repowering -- actually, it goes back further than this. We've been studying the specific issue or repowering with LIPA for at least four years now. Now, you might say, why is it taking you so long? Because there is an economic impact of repowering the plants. There ain't no free lunch, as somebody once told me. There's a cost, and we've been trying to work --

CO-CHAIRMAN HORSLEY:
Newsday quoted it at one billion; is that correct?

MR. CATELL:
Well, that's a number. It could be as much that depending on how much you want to do. It could actually be even higher than that. But that's been part of our issue; how do you do it in the most economic manner and have the minimum impact on the Long Island ratepayers who already are burdened with high rates? We actually started back in 1999 when we proposed our Spagnoli Road plant, which we call virtually repowering, because if that plant had been built not only would we have saved Long Island ratepayers hundreds of -- well, tens of million of dollars, we could have reduced the usage of some of our older plants. That did not go forward, so we then started looking at a plan with LIPA to repower our other plants.

The two plants that most lend themselves to repowering happen to be Barrett and Far Rockaway. Why is that the case? There's a couple of reasons; one, they are the older plants -- I'll talk about Port Jefferson; two, they have space. When you repower a power plant, you are really essentially building a new power plant at the site and taking the old power plant out of service. So you have to have the space to do that. You have to be able to take that plant out of service while you're repowering it. So those are the two that most lend themselves to repowering. LIPA now has an option under the new agreement, once it's approved, to purchase those two power plants for the purpose of repowering.

Port Jefferson -- and we do have a plan, which we have not gone public with because we really do need LIPA's agreement to spend these dollars since the dollars have to be recovered at some point from somebody. We do have a plan for all of the plants. Port Jefferson, we actually essentially repowered Port Jefferson, what, a couple of years ago when we build the new --

MR. TEETZ: 2002.

MR. CATELL:

2002 when we built the new peakers out there, which really reduced the amount of time that the old plants has to operate. There's not physical space on the Port Jefferson site, to the best of my knowledge, to really build a new plant. So the best you can do at Port Jefferson is get some new capacity on Long Island so that old plant reduces less. Now, there's another impact too. You take that old plant out of service, LIPA could then say well, okay, then there's no justification for us paying the payments any more. And I'm -- not going there. I'm not going there.

CO-CHAIRMAN HORSLEY:
That was the essence of my question.

MR. CATELL:

I understand. So that's -- there's always two sides to this equation here. Sometimes what you ask for you get, and then you may not be that happy. So in my opinion, again, having more capacity by building Spagnoli Road and some other new capacity on Long Island allows us to run the older plants less, put them in what we call a cold stand-by mode, you justify paying the taxes, yet the plant is there in case you need it.

Northport, again, another issue. Northport is our largest plant, and while it has, I guess, the most emissions when it runs, because it's the largest, again, we have spent a lot of money to clean up that plant. Can we do more at Northport? Yes. We could probably -- there's enough room, I guess, to possibly repower one unit. So you could repower -- it currently now has four 375 megawatt trains. There are four individual trains, each of 375 megawatts. You add it all up, it's 1500 megawatts. There's room on the site to repower one of the 375, but we can do other things. We can spend some money to reduce the emissions of the existing units. There are new techniques developed by General Electric and others when you can go in and reduce the emissions of the existing ones. We are committed to do that as part of your plan. We would hope that we could reach agreement with LIPA and get National Grid's concurrence to make those investments to repower or upgrade all of our plants on Long Island to the best of our ability. And that's a commitment from me. We want to do that.

CO-CHAIRMAN HORSLEY:
As Vice-Chair of National Grid, Incorporated, Internationally?

MR. CATELL:
We need LIPA's concurrence to start with and then we'll need to get National Grid to buy it as well.

MR. MANNING:

And just very quickly, as Bob pointed out, there's a lot of work done at Port Jeff, which was replacing some technology which was installed in 1942 with very current LM 6000s, which are the most efficient turbines. I'll turn this over to Bob in just a moment. So the issue with Port Jeff is there's not a lot of room in the transmission system, because, of course, the greater efficiency, as Bob pointed out, are these new plants. They're not only taking up space at the site, but they're also --

CO-CHAIRMAN HORSLEY:
These are peakers that you're talking about, a cogen plant that's there?

MR. MANNING:
That's right. But because they are very efficient, they are technically peakers, but they run much more than the older portions of the plant would. So that's why Port Jeff remains a very strategic location and a more efficient location than, of course, the older plant.

I'm going to turn this over to Bob Teetz, because the Northport issue is an important one. And just if I can open, Bob, Northport was described unjustifiably as a quote, dirty plant. A lot of the money we spent has been to convert Northport so that it could burn both natural gas and oil. At the moment and foreseeably right through to the Fall, Bob, because of pricing, Northport is running on natural gas. So when it's running on natural gas, its emission numbers are dramatically lower. And I'm going to ask Bob to speak to that right now in terms of what our current situation is and what our opportunities are for Northport.

MR. TEETZ:
Thank you, David. As David and Bob both said, we have spent other $100 million in the last decade or so to reduce emissions. And despite some of the things that have been written, which are -- perhaps have been taken out of context, the emissions at Northport and, in fact, our overall fleet are significantly lower than US averages. Since 1985, we have reduced sulfur dioxide emissions by 75%; nitrogen oxide emissions by 45%; and, in fact, CO 2 emissions, which is a global warming gas, have been reduced by 15% since 1990. When at the same time, the overall US generating fleet in the entire country has increased their CO 2 emissions by 25%. So we've been going down while the rest of the country has been going up.

Also, I have some charts with me today, which I will certainly give to you later, which show that KeySpan's fleet-wide emission rate is in the lowest -- the fourth quartile of generators throughout the country. So putting things into perspective, the emissions that are coming from our plants are quite low compared to the rest of the country. The other thing I would point out when you get to discussions about rates, part of the reason that rates are as high as they are on Long Island is because we do burn fuels that are much more clean than what's being burnt in the rest of the country, which obviously is coal.

Our plants, we do not use coal. We use oil or natural gas. And as was mentioned recently, natural gas priced actually dipped below oil prices. And all of our plants now are burning natural gas, which is far cleaner than any other technologies.

MR. MANNING:
Just give me one second. As you get off the Bridgeport -- if you take the Port Jeff Ferry to Bridgeport, sometimes I found that when you're sitting outside waiting to pull in, you're waiting because there are coal barges in the way. So the coal barges are coming in from Virginia, which is a soft brown high sulfur coal, coming into the Bridgeport landing where it's offloaded at the plant in Bridgeport. And that plant runs on coal, and those emissions come washing right over -- nine miles later they cross over Long Island.

And one of the most significant air impacts for Long Island is the Ohio Valley. The Ohio Valley, it takes -- because the trade winds, as you all well know, 90% of the time, blow west to east. It takes about 24 hours for those emissions from Ohio, which are all coming on coal, it comes up the Mississippi, to blow over Long Island.

So we're not saying that our power plants are not contributors, but we want to be very clear that there are things that we can do, but that they are a smaller source. Bob can point out, even if you shut down all of our plants, it would have a small impact. But that said, there's things that we can do, mechanically that we can do to reduce the current emissions. Bob, back to you.

MR. TEETZ:
Yes. We do have plans on the drawing boards to install what's called a selective catalytic reduction system at Northport Power Station. This would reduce NOx emissions which are the primary precursor of ozone and smog concerns by about 85 to 90%. This would, you know, significantly modernize the Northport Plant, and it's something that we'll be in discussions with LIPA to accomplish.

The other point, as Dave had mentioned, it boils down to air quality. We're all concerned clearly about the air we breath. And as David said, the air quality on Long Island is primarily impacted by transport from up-wind sources and from mobile sources. It's interesting to note that three to four times the NOx emissions in New York State come from automobiles, cars trucks and buses, three to four times as much as from power plants. As Dave had mentioned, EPA has modeling which they are using to improvement the air quality in the metro area, including Long Island, which specifically shows that if you are to zero out, that's the way they phrase it, zero out all local sources, meaning power plants, the air quality on Long Island would not be measurably changed because of this concern about up-wind transport.

So we are working with the agencies, with some of the technology companies to condition to reduce emissions, but also more importantly, to condition to work on getting the transport into the New York metro area reduced so that our air quality can come into compliance.

MR. CATELL:
Having said all of that in what we've done, can we do more? That answer is, yes, we can do more. In fairness to LIPA, because I know Richie is going to be here on Wednesday, we have been looking for the opportunity to lay this whole plan out to them, and I think we have a meeting with them perhaps this week or early next week to give them the whole plan. This really started when I kind of put a challenge to David and his people about six, eight months ago. The challenge was, could we reduce our dependence on fossil fuels here on Long Island by 50%? And they took at look at it, and when they came back to me and told me what the price tag would be to do that, I said, okay, let's go to plan B. And that's what this plan B is.

Now, numbers have been thrown out of a billion dollars. That's a number that really has a number of assumptions in it. It assumes we build Spagnoli Road, it assumes LIPA would repower both Barrett and Far Rockaway. The smaller expenditures are on these other techniques. So those are the assumptions in that number. But you have to look at the specific before we can come up with a number.

The only other thing I'd like to add is, you know, we as a company have been doing a lot to try to at least reduce emissions in other areas. You may be familiar with Long Island Bus. I know we've been working on doing more out here in Suffolk County. The Long Island Bus fleet now is 100% running on natural gas. The cleanest bus fleet in America. And we worked with them, and we're looking to work with others also to do others thing to reduce pollution, because it's not -- obviously not just all the power plants. It's a long answer to your long question.

CO-CHAIRMAN HORSLEY:
Yeah, right. I could talk to you guys forever, but I think my fellow Legislators would kill me. I'm going to defer to Legislator Montano who has the first question from the committee.

LEG. MONTANO: Good morning Mr. Catell.

MR. CATELL:
Please, call me Bob unless you feel you have to call me Mr. Catell,

LEG. MONTANO: Bob, how are you?

MR. CATELL: Good. Thank you.

LEG. MONTANO:
Bob. I just wanted to ask a couple of questions, hopefully they're straight forward. At the end of page five and the top of page six in your presentation you refer to the agreement with LIPA that was signed in December, two year rate freeze, $38 million in operating cost reductions, incentives, just quickly, the operating cost reductions, what -- how do you envision those reductions according to this agreement? What are we talking about quickly?

MR. CATELL:
Okay. You know, those numbers that I had in my testimony, that's basically what Richie Kessel has stated that the agreement would result in. Now, the $38 million is a reduction in the management fee. We get a management fee for operating the contract. And over the first three years of the contract, we will reduce our management fee by $38 million, pretty straight forward, that flows directly through to the consumer.

LEG. MONTANO: And the incentives just --

MR. CATELL:
We have incentives. We have to meet certain performance criteria in the contract to get our management fee and to get something over and above or it gets reduced. They are tied into things like service levels. They go into the call center, answering the phone, answering time, response time. And of course, they're very much built into having -- when we do have outages, which fortunately we don't have too often, but when we do have them, we have the best record for the lowest number of outages in storms and other situations, and how fast we get the customers turned back on.

So they're specific, and some of them are state-wide, specific requirements, so our performance is tied into those requirements. If we do well, we get compensated for it, if we don't, we don't get compensated. And again, you know, that's a tribute, again, to our workforce out there, both in the call center, the people who do the work, and again, the physical workforce out there in the field. They're the ones that allow us to achieve these goals.

LEG. MONTANO:

Bob, you indicate we will work hard in the coming months to see the contract approved. What stage is the contract at, and who is doing the approval?

MR. CATELL:
Okay. There's two approvals -- well, there's two levels of approval, I guess, if you want to characterize it. It's the State Comptroller's Office and the Attorney General. The State Comptroller's Office actually has to approve the contract. The Attorney General, as I understand, has to approve the form of the


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


contract. So that's my understanding. And right now, essentially based on Richie Kessel stating that he needed to do some more work to evaluate the transaction, they both have kind of put these things on hold.

We will do everything within our power to demonstrate the benefits of these transactions to the extent we are allowed to do that legally. There are certain things you can do and you can't do. So those are the two approvals that are necessary for the LIPA agreement. For the KeySpan-National Grid agreement, the major approval that's required in New York State is the Public Service Commission of the State.

LEG. MONTANO:
Now, once the agreement is approved with LIPA, if you go ahead with the acquisition or the merger with National Grid, they will assume the liability under the contract.

MR. CATELL:
They will be by that contract, absolutely.

LEG. MONTANO:
Now, will this agreement be approved -- in your opinion, will this be approved before the merger with National Grid? If not, what are the consequences?

MR. CATELL:

Okay. Let me maybe clarify the LIPA -- how the LIPA situation works. There's a provision in the contract with LIPA, this goes back to the original contract in 1998, that if there is a change in control of KeySpan, which is this transaction, then LIPA can, if they so choose, put us in default of the management services agreement. So it's not that LIPA has the approval over the merger, they could put in default of the management services agreement. You might ask the question, and maybe that's the question you are asking, could the acquisition go ahead even if the LIPA contract is not quote approved? I mean, National Grid would have to answer that question, but there certainly is the possibility that that could happen. In my opinion, obviously, that would not be in the interest of Long Island and the customers on Long Island.

LEG. MONTANO:
Let me give you a scenario that may or may not happen. Assuming that the contract isn't approved by the time the merger takes place, what would be, if you know, National Grid's position with respect to the agreement, and can the agreement be implemented after the merger or approved after the merger? And would the company be willing to accept the terms of the agreement or would they want to go back to square one and renegotiate?

MR. CATELL:
Well, we don't really want to go back to square one and renegotiate the agreement with LIPA, because we think it's a good agreement. Now Mr. Kessel has indicated he would like to see improved over and above what it is right now. And we certainly have not said no to that suggestion, but that would have to be done sort of on a separate track, and we're willing to talk about that.

I can't answer for National Grid. They would look at the economic impact on all of KeySpan with respect to this agreement not being approved. And while it's a very important one to our bottom line, the impact on the bottom line, in my opinion, is not so devastating that it would inhibit them from going forward. But I couldn't answer that question for them. I think the important thing from a Long Island consumer standpoint is that this agreement be approved so the benefits of this agreement go into place. I don't think you'd want to lose that and lose the ability to have the rate freeze, to have the fuel fund, all the things that come with the agreement.

LEG. MONTANO:
Lastly, what is the possibility of the agreement being approved before the merger?

MR. CATELL: In my opinion?

LEG. MONTANO: Yes, your opinion.

MR. CATELL:
I think there's a good chance it will be approved. It will be very much up to us being able to satisfy LIPA and continuing to demonstrate that this is in the public interest to have this agreement go forward, but I think the likelihood is good, and that is certainly our preference.

LEG. MONTANO: Thank you.

CO-CHAIRMAN HORSLEY:
Thank you very much, Legislator Montano.  Legislator Fisher.

LEG. VILORIA-FISHER:
Thank you, Mr. Chair. Good morning, again.

MR. CATELL: Good morning, again.

LEG. VILORIA-FISHER:
The two Chairs asked a number of questions which I had in mind, but they led to other questions. Bob Teetz and I spent a great Deal of time together, and I heard much of what he said today when I was working on the CO 2 bill capping the CO 2 emissions. And it is true that we are doing better than most of the country. We were doing better than most of the country in 1999 when we began to work on this. However, as Bob Catell said, we always want to do better.

This leads me to question regarding the repowering of the power plants. As you know, I represent the people who live in Port Jefferson. And the peaking units that you referred to, Bob Catell, regarding a virtual repowering of the power plant, because the peaking units are so much more efficient, however, those peaking units fall under many of the regulatory laws because they're under 80 megawatts. And so the peaking units are almost a short cut to repowering that don't reach the level of efficiency and the level of regulation that we would like to see all of our power plants reach.

So when you said that it's a repowering, it doesn't really satisfy me, because I know that the peaking units don't provide the level of efficiency. How can we continue to try to reach that goal? And I understand that we have a footprint there. It's a large power plant. And actually, I thought it was older than Barrett because it was 1942 that Port Jefferson began to be built. Isn't it the oldest plant there or parts of it are?

MR. CATELL:
That's not my understanding that it is, but I would defer to somebody who knows more about it.

LEG. VILORIA-FISHER: We tend to call it the dinosaur.

MR. TEETZ:
The older units -- there were four units originally at Port Jefferson; one, two, three and four. Units one and two were retired in 1995. They are the ones that were mid 1940s vintage. That's, you know, how we describe --

MR. CATELL: So we're both right.

LEG. VILORIA-FISHER:
So are they retired then? Are those units actually fully retired?

MT. TEETZ:
Units one and two are fully retired. I think you may recall that we removed the stack from the facility. And in essence, they were about 80 to 85 megawatts total. So when we built the two \_LN 6000\_ units, they have a far better peak rate or efficiency than the ones that were retired and essentially are the same size. So in essence, is was a mini repowering. At the same time, we actually brought in natural gas capability to the entire site at a cost of over $23 million. That enabled the older units --

LEG. VILORIA-FISHER:
Yes. And that was critical.

MR. TEETZ:
-- the older units, units three and four to become dual fuel capable as well. And when they're burning gas, they are very, very clean.

LEG. VILORIA-FISHER: And how can we go further?

MR. CATELL:
Well, to answer your question, you are right. While the peakers are more efficient than the old plant, they're what we call a simple cycle, single cycle, simple cycle. The new plants that you would like to build are combined cycle, so they're more efficient. But at Port Jeff, to the best of my knowledge, we don't have enough space to go -- now, what's the old plant -- what is the capacity of the old plant at Port Jeff, Bob?

MT. TEETZ:
They're two units, 185 each.

MR. CATELL:

Okay. So you have 365 megawatts of old capacity there. In order to take that out of service, it would have to be replaced by 365 megawatts, because right now, in the summertime even though LIPA has really done a good job adding the peakers they've added so we have much more capacity in the summertime than we've ever had, we still don't have enough capacity in the summertime that we could take 365 megawatts out without having the problem of the lights going out. So the answer to your question is we need to add more capacity on Long Island either through new power plants, possibly some cables, which LIPA is working on. I think we have to look at renewable even though they may be a small component early on. And David talked about conservation. We haven't talked much about conservation here today, and most times utilities don't like to talk about conservation, because that's load demand, and that's -- but today there are incentives for conservation, and again, National Grid has spent -- I think -- what was the number they told us they spent on conservation?

MR. MANNING:
They just last month reached a billion dollars for the last 20 years.

MR. CATELL:
And this is in all of their territories, not just in New York. So they're a big proponent of conservation. So to answer your question, if you're thinking about eventually retiring the 360 megawatts that are existing at Port Jeff, you have to have enough capacity that you wouldn't need that on a hot day in the summertime. I think that's going to be a few years down the road. Now in fairness again, just to caution you, at that time, and this will probably be a LIPA issue, that 360 megawatts gets retired, I would suspect somebody would be looking to get the tax payments at that point reduced.

LEG. VILORIA-FISHER:
But we would still have the two peakers there that would continue to provide some pilot payments?

MR. CATELL:
Yes, you would. But I'm not making a case for this. I'm just cautioning you that there are always two sides to this equation. Those are the things you would have to be looking at that point in time. So we need to add more capacity, we need to get some conservation efficiency. And doing that, we will be able to eventually possibly now -- again, David raises another point. Those Port Jefferson plants are located in a system in our territory where we need the power at that point. So you would have to have the capacity somewhere to feed the system out east. One of the things we haven't talked about is the need to get more natural gas here on Long Island also. At some point, either ask me a question or I'll say it anyway.

LEG. VILORIA-FISHER:
Actually, that was going to be my next question, because that's a very controversial issue here. As you know, we have had some proposals that aren't going to be going anywhere for the liquid natural gas, but -- and those where not really slated to provide much gas to Long Island anyway.

MR. CATELL:
I'm really talking about our pipeline.

LEG. VILORIA-FISHER: Good.

MR. CATELL:
I'm not here to obviously address the other projects that are in the proposal stage. But we do need to get more natural gas on Long Island. We think the best way to do it is to have a new pipeline, the Islander East Pipeline, which as David likes to remind me we're one permit away from -- in Connecticut to get this pipeline built. That pipeline will not only tie into supplies of gas from Eastern Canada, it will supply -- tie into Western Canada through our Millenium Pipeline, it will tie into supplies of natural gas in the Rocky Mountains. So it's a tremendous project, has essentially no environmental impact, because we're bordering under the Long Island Sound.

I know you folks have been supportive of that project, and we appreciate that. To us, that's a major answer, because any of these things that we talk about with repowering, we're going to need the gas supplies to do it. We obviously want to grow our gas system here out east from an economic development standpoint and an environmental standpoint. So the Islander East Pipeline is a critical one from our standpoint.

LEG. VILORIA-FISHER:
Mr. Chair, if I may, I just have another question. I'm sorry, go ahead, David.

MR. MANNING:
Could I just add to that? I know that we have been down this road, but just very quickly. Now that the Alaska Pipeline is looking like it's going forward, there's a mother load of natural gas which is already in the ground. And it can come to New York, but it can only get here through Islander East. And Islander East also ties back to the huge storage caverns, which are in the Midwest. And that's not so much a supply issue as a volatility issue. So that when you can get to the storage fields and it's zero degrees or ten or fifteen below in New York, then your prices don't spike, because you can access the natural gas, which is on the market end of the pipes, the big pipes that are coming out from the south.

Very quickly, again, there are three plants that are currently operating in Shoreham. None of them have natural gas capability because there is no gas to Shoreham. So the first thing Islander East would do when it landed is you would convert Wading River and Shoreham. There's three power plants up there that are running exclusively on oil. And Bob will tell you that the oil numbers are much much higher in all of your emission contributors than natural gas. So the first thing you could do is convert.

Our frustration is we have every federal approval, we received an award from the Pine Barrens Society for this project, the way it was designed, we have been to appeal to the Congress Department federally and won that one, we've done everything we possibly can to get this approved. And we are still one permit short in Connecticut. And 95% of Connecticut's natural gas crosses New York State to get there.

LEG. VILORIA-FISHER:
I have a host of questions, but I do want to ask this one because it dovetails on what the Chair had talked about earlier, which is the workforce. The answers that I heard really were on the labor side of the issue, and I want to speak about the delivery of service piece. Some of the items that we read in the newspaper refer to people in the Syracuse area who said that they found that they weren't getting the same level of delivery of service that they had been accustomed to prior to National Grid being the company there. And although you have said that there would be protections for the labor force and you said that any cutbacks would come from retirement, attrition, that also diminishes the workforce and so could impact on the delivery of service. And I'm wondering if we have -- and I would like to see protection of delivery of service before we move on with this.

MR. CATELL:
I understand that concern, and I'm very sensitive to it also. As I've tried to indicate, we have specific levels of service that we must maintain both in the LIPA agreement and under the Public Service Commission rules. So we are committed to that, and we're not going to walk away from that. And National Grid will have to also provide that level of service.

And I have heard some issue about service in Upstate, New York. I think one of the things that happened to them most recently is that you would have some significant outages. And in fairness, some of the customers felt they didn't get turned on as quickly as possible. It's an interesting thing though with respect to the aspect of having and additional workforce that we could draw on in a case of an emergency here on Long Island. As you may know, we already draw on our gas employees to help us in an electric emergency. Also the gas employees and others from Brooklyn.

I like to tell the story when they had that gas outage on the North Fork. We actually brought people down from Boston on the ferry to help us -- with their Red Sox hats on, but we let them do that. We'll now have an Upstate workforce to draw on. And although we have mutual aid, by having an Upstate workforce that we can draw on, certainly in cases of an emergency, we will have more people we can draw on. So service -- delivery of service is very important us to and to the customers, and we have requirements we have to live up to and we're committed to do that.

LEG. VILORIA-FISHER: Thank you.

CO-CHAIRMAN HORSLEY:
Thank you very much, Legislator Viloria-Fisher.  Legislator Eddington.

LEG. EDDINGTON:
Yes, thank you. Bob, my colleagues here have asked most of the questions that I had planned on asking, so I would like to just deal for a minute with your responses. As a lifelong union person, you said a fabulous workforce, solid and sustainable relationship and then you said I don't see any cuts in the union staff happening. The word I don't see doesn't make me feel comfortable. And then you said right now there are no plans to cut pension benefits. And the right now troubles me. What kind of assurances are you going to give, because right now could be tomorrow a different deal? And we have, obviously, seen that many times.

MR. CATELL:
Yeah. Well, you know, none of us can foresee the future completely, and I'm trying to give you the guarantees that I can. As I see it right now, and I'm going to be around for a couple of years to hopefully enforce the things that I'm suggesting are going to be there, but, you know, as you look at it and it gets into delivery of service, we have a workforce here on Long Island that does a great job and are needed to deliver the service. So I don't see that as an area, in my opinion, that we could possibly reduce in any significant manner and continue to deliver the level of service that we need to deliver.

LEG. EDDINGTON:
So we're not talking about outsourcing in any way or anything?

MR. CATELL:
Well, we outsource now. We give some of our work, particularly in the installation area, to outside contractors who are union people. So we do some of that now. I don't see that changing significantly. You do keep a balance in-house versus outside workforce to handle the peaks and things of that nature. So you always -- we do some of that now. I don't see that significantly increasing, because we have a good balance now. These are all union people as well. I look at -- I look at us growing the business, and that's what National Grid has said they want to do, they want to grow the business. So I would like to see the workforce grow. Reducing the workforce is no fun for any of us, believe me.

LEG. EDDINGTON:
I guess what I'm asking is that if you are outsourcing it will be because you can't find the work -- people here on Long Island.

MR. CATELL:
Yes, and that's what we do. Well, we also outsource to meet some peaks in emergencies certainly, peaks and things of that nature. You don't want to hire a union workforce in-house and then have to lay them off when you don't have the work for them. So we balance our workloads to the best of our ability. Now, it' true that our workforce has come down since we did the merger in 1998, both on the clerical side and the physical side. But it stayed pretty constant at least for the last couple of years. And while it hasn't grown significantly, I'd have to admit that because Ralph is sitting behind me to make sure I tell the truth, which I do anyway, but I really hope that there will be an opportunity to grow our business, certainly in the area of providing service to the customers. As you know, we have a subsidiary that provides service, and they're union people who provide KeySpan home energy services. I see that business is growing, and I know Grid wants to grow that business. So, you know, I can't promise forever, forever, but certainly in the near term and as long as I have something to say about it, we're going to do the best we can to protect our unionized workforce.

MR. MANNING:
If I could just add quickly, we do contract with firms who employ only union labor, and I think that's very important to note that this is highly skilled, highly paid professional jobs. It's also, as Bob has stated repeatedly, that having an in-house skilled workforce to respond to all emergencies is essential. We have a very high standard here on the Island. One of our employees -- one of our retirees, actually lives in Connecticut, pointed out that they have blackouts maybe ten times a year, but they don't have Newsday, no offense to Channel 12. But we do have to work to a very high standard here on Long Island, and I think that's where we have been successful.

CO-CHAIRMAN HORSLEY:
Thank you very much.

MR. CATELL:
And there are certain job security provisions in the existing contracts, which obviously we will live up to and the Grid will live up to as well.

CO-CHAIRMAN HORSLEY:
And we all hope that will extend after February 13th 2008. May I ask Legislator Romaine.

LEG. ROMAINE:
Good morning. I can see by your presentation and your answers why you are the CEO and Chairman of KeySpan. And many of my colleagues have asked very good questions, and you've handled them very well. I just have a few questions. I noticed when Brooklyn Union Gas and LILCO combined they had a positive balance sheet. And yet we did not see rates really go down. Now I'm looking at KeySpan and National Grid combining, and they are carrying some large debt. Will that have an impact on rates, savings, anything of that nature?

MR. CATELL:
That's a good question. When you say that when KeySpan and the Long Island Lighting Company combined in 1998 you didn't see rates go down, you also didn't see rates go up. For the last ten years now there have been no rate -- base rate increases on the gas side of the business, and that's because we have been able to grow the business, and we intend to continue to do that. Now the question has been asked about the balance sheet and the fact that National Grid perhaps is taking up some debt to do this transaction. That debt will be at the parent company level. At the utility level, which is where rates are set, that will be set on basically the same debt equity ratio we have now. So that doesn't change. So the rates of the Long Island consumers with gas -- I'm talking about gas now, not electric, because that's a LIPA situation -- will not be impacted by the debt that National Grid is taking on at the parent company. The Public Service Commission will not allow us to push that down to the utility, nor will the New York State Public Service Commission allow us -- allow National Grid to recover the good will that they're paying for this transaction in rates. So the ratepayer is going to be protected against that debt and any good will they pay in this transaction. I'm glad you asked that question, because that has come up, and I wanted to get that on the record. Thank you.

LEG. ROMAINE:
Thank you. Let me ask you about one other thing, and that's your storm restoration accounts. Apparently there are millions of dollars in these accounts and about 10 or 15 are set up each year. These accounts really have carte blanche and are used to get outages up and going. Mandatory expenses, I've been told, that are sometimes not associated with storm restoration, are being included in these expenses; charges such as hours, tools, missing inventory appear not to be checked. Are there any in-house audits that are done for these storm restoration accounts?

Let me ask you a couple of questions about that. First of all, are there any in-house inventories that are done? Are there -- how do you ensure the practices of bearing inventory losses do not occur? How much money was spent to try to reconcile the inventories in the warehouses? And if there were any shortages in inventory, are they being paid by KeySpan or by ratepayers. So those are some questions about the storm restoration.

MR. CATELL:
That's a rather detailed complicated question, and I'm not sure I can go to the dollar amounts that may have been spent in the various categories, but I can tell you this --

CO-CHAIRMAN ALDEN:
Can I interrupt for a second?  Sorry.  On any of those that would require detail
--

MR. CATELL:
We'll get the information to you.

CO-CHAIRMAN ALDEN:
We're going to submit questions.

MR. CATELL:
Let me address the basic question whether or not we do inventories of storm restoration costs internally. And also are we audited by LIPA as well. And the answer is yes in both cases. We have both our internal auditor that looks at that to make sure that the appropriate charges are getting charged to LIPA and eventually to the electric ratepayers. And LIPA also has the right, and they have audited that. I will tell you, in the new agreement there is much more clarity on those issues than perhaps there were in the agreement we negotiated eight years ago. And none of us knew how it was going to work. In the new agreement it's a lot more specificity, a lot of those gray areas have been eliminated. But, yes, we're audited both internally and externally.

LEG. ROMAINE:
And I'll forward the list of those questions to my Chairman. Just one last thing. I understand that working with LIPA you give management bonus incentives, and this is for saving money, and these bonuses were given for cost saving measures. Audits were never performed to the best of my knowledge of whether there, in fact, were savings and whether these goals were derived and the objectives measured, whether audits were performed internally. And if there were cost saving measures, have we seen them in the rates?

MR. CATELL:
Okay. You know, as far as -- are you now talking incentives that KeySpan pays both its management and union personnel if we achieve certain goals? The answer is there are those incentives, and they are audited certainly internally by KeySpan. And those dollars that we pay incentives, essentially those come from our shareholders. Those are not dollars that come from either LIPA or KeySpan ratepayers. Those are KeySpan shareholders that pay those dollars. And as far as cost savings, that's how we are now able to achieve some of the reductions in the LIPA management agreement, by taking those cost savings into account going forward. So we do -- and the electric ratepayers will get the benefit of that. And they are audited. I can assure you they are audited, because our shareholders are paying for it. LIPA also has their own programs, but I'm not really here to speak on that.

LEG. ROMAINE:
Thank you. You have been very informative.

MR. CATELL: Thank you very much.

CO-CHAIRMAN HORSLEY:
Thank you, Legislator Romaine.  Legislator Barraga.

LEG. BARRAGA: Good morning, Bob. How are you?

MR. CATELL: I'm very good.

LEG. BARRAGA:
Good to see you. In deference to public disclosure, I do own KeySpan stock. I think you could have gotten $45 myself.

MR. CATELL: If I could have, I would have.

LEG. BARRAGA:
The one area I want to pursue a little bit is the most important area. I and the other Legislators represent the ratepayers of Long Island, and that's the fundamental issue. I mean, I don't think anybody out there trying to pay their mortgage and all their expenses really care who you are acquired by. They just want to make sure that after you're acquired, their rates don't go up. That's the key issue. And I just want to make sure that -- you at least publically indicate your optimism, but frankly, Bob, you don't control that. As Bob pointed out, if gas prices go back to what they were six months ago, if oil goes from 62 to $80 a barrel, you have a problem. And if that be the case, those are variables you don't control.

What I'm concerned about is what you can control. I see National Grid in four other states, they have a policy so far of attrition and offering incentives when they have to put people out of work. I want to make sure that you make the point that that's the policy that will be followed in this particular case, because you don't control whether or not you can increase rates or not.

MR. CATELL:

Let me speak to that, Tom, if I may. And certainly you are correct, we do not have any control over world energy prices, which drives a good portion of the bill. But by combining with National Grid, we do now become a world-wide company. And they do have access to supplies over and above what we have. We do become a larger purchaser of commodity, whether it be oil and/or gas. And that does give you some ability, not a great deal, because it's a world commodity these days, but it does give you some ability to at least keep prices down as much as possible.

The things we do have control over, as you suggest, are the other portions of the bill, which we call the delivery portion. As I indicated earlier on, we're going to be looking for opportunities for savings there, in all of the other areas, before we get to the labor piece. On the labor side, you certainly have my commitment that to the extent that we do have to have any labor reductions, that they will be done as they have in the past, through early retirements or special programs. Now, that does not make our unions happy when I say that, I understand. We do not see any layoffs.

Interestingly, when I announced this transaction to our workforce on Monday, I guess it was the 27th or 28th of February, I had a telephone hookup with about 2000 of our employees. The first question I got asked -- and again, this doesn't make our union people happy -- from a worker was are we still going to have the early retirement program in place. So there are a number of our workers who are looking for that opportunity. That to me provides some opportunity, one, for the younger people, some upward mobility. Maybe we'll get a chance to be able to hire some people into the company so there will be some movement in the workforce, which is not always a bad thing. You hate to lose the experience, that's the other side of the coin. But as National Grid has done in their other mergers, and as we have done in our, to the extent that there are any workforce reductions, they will be handled through attrition and early retirement programs.

MR. MANNING:
If I could just answer, that is one of the issues for our industry. The average age of a KeySpan employee is 47. So the issue -- there's an opportunity obviously. There are those who, as Bob points out, would be embracing this opportunity. And the real challenge for our industry is the transfer of expertise to the next generation.

LEG. BARRAGA:
It's just that, you know, historically, when two companies either merge or two major companies -- one is acquired by the other, they do not normally go out and hire additional employees. If anything, they're looking for increase in productivity, they're combining operations, they're combining divisions. I just want to key in on the one area that if that's the road that eventually is followed, and it may well be in your case. Why should you be unique to other corporations in the country? I just want to make sure that the policy that National Grid has had so far with the four or five companies they have in Massachusetts and other parts of New York State is one of attrition and some sort of volunteer program for retirement.

MR. CATELL:

I'm assuring you that that's going to continue to be the case. We have a little different situation here. At the same time that National Grid is acquiring us, they're also acquiring a gas property in Rhode Island, providence -- the old Providence Gas Company, which actually we had some interest in acquiring also to grow our business. So there again, I think, are some opportunities for growth. And if you think about it, if you think of where most of the overlap is between where we operate and National Grid operates, it's really more in areas like Massachusetts, some in Providence, not a lot. So to the extent that there will be, in my opinion, overlap and synergy savings, there's more likelihood it will be in those areas. In any case, the answer to your specific question, Tom, yes, you have my assurance that the policies that have been maintained in the past are going to be the policies going forward. And they have been our policies too.

LEG. BARRAGA:
One final question. This really has to do with your future. Right now, based on this acquisition, you become the Executive Chairman of National Grid USA and the Deputy Chairman of National Grid. \_Tsanis\_, he stays on as Chief Executive Officer of National Grid USA. In essence, is he the guy running the day-to-day operations of KeySpan?

MR. CATELL:
He'll be the day-to-day guy running the national -- the day-to-day operations of all of National Grid US. He will be reporting to me, he will be reporting to me as Chairman of the US operations. I will also now have the responsibility for all of their US operations. But also, in addition that, their giving me a seat on their parent company board also in the capacity of Deputy Chairman.

So I wanted to make that I had some input into the policy of the parent company as well as some input to the local operations. Now that's only going to be for two years after closing -- that's at least two years after closing. If they were to ask me to stay on longer than that, I'd have to consider it. But there does come a time for everybody when you want to kind of move on. And the other thing is I want to make sure that I have some time to groom the talent that's going to be needed to take this company forward.

LEG. BARRAGA:
I guess my concern is that there are all different types of Chairman and Executive Chairman, some with power and some who take the title and sort of get pushed to the back. Hopefully, you're the type who can do what you have to do to make sure that things go right in the next couple of years.

MR. CATELL:
I think you have gotten to know me over the years, Tom. I'm not a guy that sits back and goes out and plays golf. I don't play it very well. No seriously, I take this very seriously. And one of the reasons I felt very strongly about going on their parent company board is so I can have some influence on the policy at the parent company level. As a matter of fact, I'm going up tonight -- as it turns out, the parent company board is meeting in the US, so I'm going to be up there at a dinner tonight and also spending some time with them tomorrow to let them hear a little bit from me. I'd like them to hear some of the concerns that people have about this transaction.

LEG. BARRAGA:
I just want you to know that if you had gotten $45 a share, I would have wanted 48.

MR. CATELL:
Some people are never satisfied.

CO-CHAIRMAN HORSLEY:
Thank you very much, Legislator Barraga.  Legislator Kennedy.

LEG. KENNEDY:
Thank you, Mr. Chair. Good morning. Like several of my colleagues, many of the questions, I guess, I had you have addressed already, although, we can probably go on about this for several days. I want to key on one area that the Chairs and Legislator Montano talked about, and that's the actual process that was associated with the negotiations with National Grid during the time that you were actually in dialog with LIPA about execution of the operating agreement, and not knowing, I guess, the nature of the relationship here between you as a publically regulated utility yet a private profit generating entity in concert with a public authority, at what point did LIPA become aware that you were engaged in these discussions? You've indicated it's the nature of the business. You talk. You've talked to many, many different entities about opportunities and possibilities. But at some point it moves from a general discussion to an earnest exchange, and at what point did you share with LIPA, and were you obligated to disclose to LIPA?

MR. CATELL:
The answer to the question is, you know, over the years, as I've mentioned, we've talked to a number of other companies, and certainly LIPA was aware of that. But as you also know I'm sure, that they are laws under which as a public company you cannot disclose to somebody outside of the company when you're having these kinds of discussions. I was able to advise LIPA once our boards had approved the transaction, which was actually the Sunday night before we announced it. And legally I was allowed to do that. If I had advised LIPA or anybody else in the public regardless of whether it's a public authority or even elected public officials, then both of us could have wound up going to jail under security laws. So there's a legal requirement that I could not tell LIPA the specifics nor anybody else until I was free to do that.

LEG. KENNEDY:
So the interesting aspect here is, in essence, your fiduciary obligation as the President or Chairman of this private entity is to your shareholders, yet at the same time you are a party to an agreement that in essence provides the basis for a public authority. So there's the dichotomy there, if you will, as far as the disclosure goes.

MR. CATELL:
I guess you could characterize it as a dichotomy. It's the legal responsibility I have as being Chairman of a public company. And securities law just prohibits not only me but anybody from disclosing anything along those lines. It has to do with, and I'm sure you know, somebody trying to manipulate the stock. And so those are the legal requirements. Now, in my own mind, we had an agreement with LIPA, which I felt was in the public interest, and we intended to comply with that. And we insisted, obviously, that the Grid had to comply with that as well as other things in the agreement which the Grid will have to comply with. So I certainly felt what I was doing not only was in the interest of my shareholders and legally possible but could also benefit to the consumer.

LEG. KENNEDY:
The management agreement, obviously, I guess, from what several of my colleagues have talked about and certainly for my constituents I think is key here in that it ultimately gets at what every residents winds up writing a check for each month, the rates. Tell me a little bit about the management agreement. I apologize, I probably should have read this beforehand. What is the duration of this agreement?

MR. CATELL:
Under the renegotiated agreement with LIPA, it would now run to 2013, which is the same time as the duration of our power supply. We have three contracts with LIPA. One is an energy management contract which allows us to work to get the lowest fuel cost to the power plants. That's a relatively small contract. Then we have the management services agreement, which we call the MSA, which is a large agreement, and that provides for all of the services that we provide to LIPA. That would have expired in 2008 if we had not renegotiated it. And then we have what we call the power supply agreement, which is the agreement under which we sell the power from our power plants to LIPA, and that runs to 2013. Now the renegotiated management services agreement will also run to 2013. So these contracts now run -- both run concurrently.

LEG. KENNEDY:
And the MSA is the writing that we derive the 38 million in reductions?

MR. CATELL:
That's correct. That's the agreement that has just been renegotiated which allows LIPA to, as Richie has announced, to freeze their rates for two years and provide other benefits to the consumer.

LEG. KENNEDY:
One last aspect, and I guess I'll put the rest of my things down in writing. I for many, many years have been intrigued by the notion of the wheeling of power. I have heard every possible explanation under the sun. Now you sit before us as a power generator. Obviously, you're in the business of going ahead and providing power. Wheeling would be bringing power from elsewhere, presumably cheaper generated and fulfilling the same bill. Is there anything in any of the agreements, the power services agreement or the management agreement where LIPA says that you are guaranteed to provide X number of kilowatts of power, anything that goes as far as a disincentive for LIPA to be able to go ahead and actually move to wheeling?

MR. CATELL:
As a matter of fact, under our agreement LIPA has the ability to ratchet down the amount of power that they buy from our power plants. It started, I think, in 2006 and 2007. LIPA has started to do that. They have one cable that they are in the process of constructing right now. I think it's called the Neptune Cable, which will bring what, 600 megawatts of additional -- so that will ratchet down the amount that they buy from our power plants. You should ask Richie this question when he's here on Wednesday. I believe they have a second cable. So there's nothing in our agreement which inhibits LIPA from bringing additional sources of power. As a matter of fact, they have the ability to reduce the amount that they buy from us under the agreement.

LEG. KENNEDY:
Okay. I guess that does it for now.

MR. CATELL:
Just to answer a little more -- to add little bit to that and it gets into the wheeling or power. The issue on Long Island is Long Island is what is called load pocket. So there really has not been a lot of ability to get power from other sources. I mean, there's some Upstate power and there some lost cost power in Upstate, New York, you'd love to get down to Long Island, but you just don't have the transmission lines to do it. Now there are some --

LEG. KENNEDY: The elusive Niagara Mohawk.

MR. CATELL:
Right. You get it. But I've got to put a plug in, I'd just be remiss if I didn't, for the fact that, you know, our power plants are very reliable, the run, they're here on Long Island. So when we had that outblack, you remember the blackout two years ago, we were able to get Long Island back on before others, because we had our power plants and we've got people operating those power plants that are the best in the country. So what we've got on Long Island here is very good. But we don't expect to have it all.

LEG. KENNEDY:
I know plants are on the Island for a variety of reasons. One other thing that you touched on, I guess, and I would just ask you to speak about it a little bit more since -- I know that there are a variety of development initiatives now with new power. You spoke about Spagnoli, speak to it again. In essence, all of the permitting and everything necessary as far as approval is here and that construction could commence now, and that construction of the most cleanest version?

MR. CATELL:
It would be the  newest  power  plant on the  Island.  It would be 250  megawatt combined cycle plant, and that construction could start any time. The engineering is done, we own the turbines, we have the permit, we've had the permit now for at least, I guess it's two or three years. We received that permit through the Article 10 process, which as you know is no longer there in the State of New York. The one thing that we do need in fairness is a contract with LIPA to get it financed. LIPA did put an RFP out, Request For Proposal. Spagnoli was not a winner, obviously we were disappointed. They're going ahead with another plant, the Caithness Plant, but Spagnoli -- the two are consistent. You don't need one or the other. So you could build Spagnoli, and we would hope we would build Spagnoli. As I mentioned, that would allow us to reduce the amount of usage in some of our older plants.

LEG. KENNEDY:
One of the most critical components with Spagnoli is you talked about proximity to fuel sources.

MR. CATELL:
That's correct. It is both close to the gas line, because it would be gas fired, and it's also about a quarter of a mile Tom tells me -- it's also close to one of our major substations, Ruland Road. So the electric transmission line also would be rather modest. I think it's about a mile away. And that's a big part of the cost.

MR. MANNING:
We also had worked through our issues with the community. There is an agreement in place still with the local community in terms of benefits to the community. And the total connection cost would be something less than $5 million. Not only are you accessible to the gas line and to the Ruland Road substation where you could -- the power could actually enter the grid, but you're also, of course, in an area of growth. So that happens to be an area of demand.

LEG. KENNEDY:
What's the duration on the permit -- duration on approvals? Once received, it is in essence open ended?

MR. CATELL:
That's a good question. I keep asking that question of my people. Bob?

MR. TEETZ:
In essence, we do have to advise the DEC that we, you know, continue to have plans to build the facility and the existing permit will stay in place. Same thing under Article 10.

CO-CHAIRMAN HORSLEY:
By when?

MT. TEETZ: Pardon?

CO-CHAIRMAN HORSLEY:
What is that final date?

MR. CATELL:
What I'm hearing is that we've got to periodically advise them that we still see this as a viable project, which we do, so it stays in the que as long as that -- and that has a cost effect on the company also, because we have those dollars -- we spent about $60 million bucks on that project, which we currently have hung up on our balance sheet. I don't want to take that write off either. It is a viable project, but in fairness, LIPA has to make the decision from an economic standpoint as well.

LEG. KENNEDY:
Thank you very much, Mr. Catell, I appreciate it, and to the gentlemen. Thank you, Mr. Chair.

CO-CHAIRMAN HORSLEY:
Thank you, Mr. Kennedy.  Legislator Stern.

LEG. STERN:
Thank you, Mr. Chair. I think you and your team for being here this morning. I just wanted to follow up on Legislator Kennedy's question regarding Spagnoli. If ultimately you do get the go ahead, shovel in the ground, how long do you see that process taking until you are ready to go?

MR. CATELL:
I think it would probably realistically take us two years, 18 months to two years. We did build a new power plant in New York City at the Ravenswood site, first new power plant in New York City as a matter of fact, and it took us about two years to get that going. So I estimate it would it would take two years probably. The Spagnoli site is a little easier to construct than Ravenswood. Ravenswood we only had a couple of acres, we had to build it 40 stories tall. Spagnoli is a little easier construction site, but realistically probably two years.

LEG. STERN:
And upon completion after about two years, would it be operating at full capacity? Would there --

MR. CATELL:
Absolutely. Absolutely. The two years include a bit of a break-in period, and you've got to get it certified so it becomes part of the New York system operators, but, yes, it could be up and running at full capacity at that time.

MR. MANNING:
The Ravenswood example is we literally did build an identical plant in terms of capacity right adjacent in a parking lot that was 2.2 acres. You would normally want a footprint of about 12 to 14 acres. You would physically occupy about six acres to build a plant like this. The Ravenswood Plant runs virtually all the time because it is combined cycle, because it is very efficient. So the large Ravenswood Plant which is one of largest in the country just runs less, because that new what we call Ravenswood 40 is operating almost all the time just because of the cost -- - the economics.

LEG. STERN:
And if this type of facility goes forward, what do you anticipate the affect of this facility would be on the need for repowering of some of our older plants?

MR. CATELL:
Well, it would give us a good start. It's 250 megawatts, and what we would recommend and what we have recommended to LIPA is that one of the older plants would be reduced in usage. So it would be 250 megawatts added capacity. But the load -- the good news is the load on the Island continues to grow, and unless we can see some significant affect on conservation, you're going to continue to need to add some power over time. And to the extent you want to reduce, our capacity of our older plants all in are about 4000 megawatts. So that's what you're looking at.

As I mentioned, you can only do so much at Northport. You can't repower the whole thing. But over time -- and there is another new plant that's in the hopper, the Caithness Plant, which I think is 350 megawatts. So hopefully when and if that comes on stream that would help the situation. LIPA is also working on this Neptune Cable, which is, I think, 660 megawatts. They have another cable in the hopper that they're looking at. So we need all of that over a period of time.

LEG. STERN: Thank you. Thank you.

CO-CHAIRMAN HORSLEY:
Thank you very much, Legislator Stern. Before we get to the public portion where have several statements from persons in the audience, I'd like to introduce our Presiding Officer Bill Lindsay.

P.O. LINDSAY:
Thank you, fellows, for coming. I know there are people anxious to talk so I'll be very brief. A lot of my comments were already asked. But the one thing I would like to go over, and it's something that we have talked about privately, but I really would like it on the record. Throughout the '90s mergers and acquisitions were part of the corporate scene in this country. And one of the unfortunate models, as you saw, was a company merger take over another company and then start selling off pieces of the company that they acquired. And one of the nightmares that I think about is what's to prevent National Grid from coming in and first thing, well, maybe we can sell off the maintenance contract, which is a very lucrative contract to LIPA or sell off the generation stations, which -- that we would wind up with we don't know who.

MR. CATELL:

I think that's a good question, and it has happened in the past. The reason I don't think it's likely here is because National Grid has stated -- when they looked at KeySpan they looked at all of KeySpan, which is what they acquired. And when they did their economics and decided they could pass $42 a share, that was all part of it. They've stated very clearly they want to grow their business. And I think that's evidenced by them buying the Providence company, now KeySpan. With our acquisition, 55% of their business will be here in the US. They're investing $7.3 billion here in the US, which is, I think, a pretty significant commitment.

They have no plans at this time for selling off any of the businesses. The maintenance contract is a nice contract for them to maintain. And they do truly recognize the proficiency of our employees. The power plants, we have a contract with LIPA to 2013, which they're committed to live up to. And it hasn't been stated, they can't sell those power plants without LIPA's permission even if they wanted to at least until 2013. And who knows, maybe by 2013 we'll have enough capacity, we won't need all the old plants. But I want to make sure we have new plants, because we want to keep the employees working here.

There's another down side. You know, people talk cables. If cables replace the plant, what's going to happen to the people that are operating the plant? So there's a balance to these things, Bill, that you have to always look at. So they want to invest, they see the US as being the area they want to grow their businesses, they want to grow our gas business, they want to invest in transmission and distribution both in the gas and electric side, which is what they do in the UK. So I see this as a growth scenario not as a sell-off scenario. And we have good contracts, and we have good people. They've bought into that. I'm going to be around at least for a couple of years to make sure they live up to it.

MR. MANNING:
Just one quick addition to that, it's also noteworthy, these plants are in long-therm purchase agreements, so the risk profile, and that's largely how our industry works, is risk profile --

MR. CATELL:
David raises a good question. The reason that people say National Grid may sell the power plants is because they have not been in the generation business in the past. One of the reasons they sold the power plants in Upstate, New York, that Niagara Mohawk owned is they were required to do that under state law. You can't own power plants in areas where you have the electric T&D. The state has required -- just like Con Ed divested of their power plants. That's how come we bought Ravenswood. So they have not been in the generation business. But when they looked at KeySpan and they looked at the reliability of our contracts, we have contracts out until 2013, we have the Ravenswood Plant, which is located in the New York City load pocket, they were able to convince, first, their board and then their investors that this was a good secure low-risk investment, which is the kind of business that they're in.

So they've already crossed that bridge. And that question was asked when they made the announcement, and they very clearly stated that they're very comfortable with these power plants, and they would intend to retain ownership. And I'm hoping that we get them to make some more investments over here, like Spagnoli, like repowering. I think that will demonstrate their commitment to that business.

P.O. LINDSAY: Thank you.

CO-CHAIRMAN ALDEN:
Thank you very much for coming. Unless we have any other questions -- we're going to send the, you know, hard copy of questions over, which we appreciate --


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


MR. CATELL:
First of all, let me thank you for giving me the opportunity to come here. I thank you for your questions, I thank you for your interest. And just let me add where I started -- end where I started. KeySpan is committed to serve the Long Island community. And the employees that we have do a great job now, and those are going to be the same employees that are going to be out there providing service in the future. And that's what I'm committed to see happen, and I know that's the things you're interested in. So thank you very much for giving me the opportunity to be here this morning.

CO-CHAIRMAN ALDEN:
But more importantly, there's no way squeezing a couple perks for Tom?

LEG. BARRAGA:
Work on it, Bob. You have to work on it.

MR. CATELL:
You should have spoken to me beforehand.

CO-CHAIRMAN ALDEN:
Thanks very much for coming down.  I appreciate it very much.  Thank you.

MR. CATELL:
My pleasure. Thank you very much.

P.O. LINDSAY:
I know you fellows have a busy schedule, but we only have a few people speaking from the public, we would appreciate it if you would hang around and listen to the comments.

MR. CATELL:
Okay. I'll do my best. David and I have an appointment at a retirement party in Brooklyn, which I'm supposed to speak at, but I'll stay as long as I can.

CO-CHAIRMAN ALDEN:
Thank you. In the public portion, you have three minutes to speak. Ralph Ranghelli.

MR. RANGHELLI:
The name is Ralph Ranghelli, and I'm the business manager of IBEW Local 1049. I have the pleasure of representing the physical workers employed by KeySpan as well as about four to 500 other members that perform tasks related to both the delivery of gas and electric service to Long Island. I have about 1850 members that are direct employees of KeySpan.

Let me say thank you very much for conducting this and convening this hearing this morning to the committee. I want to specifically thank the Chairs for asking the difficult questions that need to be explored during this deal and to the rest of the Legislators for probing this deal. I think it's important that a deal of this magnitude that has the potential to impact ratepayers and employees that all of us that reside on Long Island need to be aired and have all of our concerns and questions answers. So I want to thank you very much on behalf of members. And certainly as a ratepayer I appreciate that.

I want to thank Bob Catell for his consistent recognition and acknowledgement of the fine work that all of the employees at KeySpan do, particularly my members, but in addition, the clerical workforce from my sister Local and, of course, the management team that we work so well with. And I think it's important that you


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


understand that over the past eight years, we have had a wonderful public-private relationship between KeySpan and LIPA, which I think my workforce has been an integral part of, making a contribution to provide thes type of reliable service that all of you are concerned about, and certainly we've done it in a cost effective manner.

The deal raises a lot of concerns and questions, and I think you always have to hear a couple of different perspectives on it. I appreciate Bob sharing it, from the bottom of his heart what he believes and what his perspective it, but I think I need to give my perspective on behalf of the membership. One of things that came up was concern about the labor agreement that expires in 2008. If the time table is correct and this deal closes some time in 2007, that leaves about perhaps eight months before we have to sit at the bargaining table and start to renegotiate with, quote, a new owner of the operations here on Long Island. Not very much time to familiarize ourselves with each other.

Unfortunately, unfortunately, the reports that I'm receiving from my colleagues up in Upstate, New York, and certainly up New England where Grid purchased New England Electric and, of course, Niagara Mohawk, the relationship has not been one that I would characterize as good, like what I experience here with KeySpan and KeySpan's representatives. I don't like to go by secondhand information, but at this point, I have not met the folks from Grid. The deal has been announced more than a month, and I have not had the opportunity to meet anyone from Grid. So I can only go by secondhand impressions and information received from my colleagues in Upstate, New York and in New England. And I can tell you unequivocally, it's not good.

I can also tell you that this idea of workforce reductions through attrition and some type of incentive program is not good. I can tell you also that we've been downsized, the membership has been downsized more than 310 jobs since 1998. Put that in the context of the electric system has grown by 2% each year since 1998 adding literally thousands of more electric customers that need to be serviced day in and day out, not to mention storms, as well as the gas side grows by literally thousands of customers each year. We continually do more with less, and we're very proud of that. We're proud of the relationship with KeySpan, but we make a significant contribution.

When I hear about attrition and downsizing as being worker friendly, we should be talking about expanding the workforce to ensure that the level of service that the ratepayers pay top dollar for continues, it continues. I heard a comment here today that really frosted me, that we outsource work to all unions. I can unequivocally tell you that the outsourcing work that does go out does not go 100% union, does not. And I can sit and debate that with anybody. So we have to be clear that when work is outsourced what does that mean to the ratepayer, what kind of value do they get?

I also want to shift gears and go into the power plants. What we need on Long Island is base load generation. Cables coming into Long Island are all well and good, but we don't know who the producer is on the other end, we don't know what the source of producing that power is, whether it be coal, nuclear or whatever else it may be, we don't know the availability of that is. And trust me, folks, when they wheel power, they don't wheel the cheap power, they wheel the most costly power into the region, and they keep the cheap power for themselves. It's a matter of we need the available power so that we can meet peak demand, but it's necessarily the best way to go.

Spagnoli Road is a definite, we need it. But we need all the power plants. Until we get enough base load generation built here on Long Island, we need to have what we've already got. Define working facilities that are maintained by my members in cooperation with the management team. A hundred million dollars to keep those plants running, we can't afford to loss that. KeySpan does a great job. National Grid in their core competencies is a pipes and wires company. They have no generation in England, they have no generation throughout Europe, and they have no generation in the United States.

LIPA has the right to ramp down their purchases. On a daily basis, we're selling about 60% of the electric that LIPA uses because they've already ramped down the power. If Grid buys this company and decides to sell these power plants, I'm not so sure it's such a big issue for LIPA since they're only getting 60% of their power now. And it continues to decrease everyday. With new interties coming, with Caithness on the horizon and the possibility of building Spagnoli, these power plants are more likely to become merchant power plants. And I submit to you that Grid is not in the business of being merchant power plants.

I'm going to sum this up. We need to protect the power plants, we need to protect the consumers of Long Island. The bottom line in any deal that goes forward should be the principle question, are the consumers going to be better off at the end of the deal or at least as good as before the deal took place. And my members play a critical role in ensuring that that happens. We deliver the service day in and day out, we excel during the storms, and I'm so proud of all of them. But we can't do it if our numbers continue to decrease while of system expands. We should be looking to expand the workforce as the system expands. It doesn't happen overnight to train these men and women.

We have about 30% of our workforce that's eligible to retire in the next three years all during the term of this agreement. I have about 40% of my underground electric mechanics, people that are skilled and trained in doing the necessary work to perform on the underground electric system, we have about 40% of those people ready to retire in two years. We need to think about replacing people, adding to the workforce, and getting then trained to the level that we can ensure that reliable service is a key here.

Now, Bob says from the bottom of his heart, as of today we have no intention of reducing or putting workforce issues that could create a problem for reliability or customer service. I say that's true. Then why don't we just sit down and guarantee levels that exist today and build on that? Let's not go below any levels. Let's get an agreement to freeze the numbers where they are at a minimum and then build on expanding them as needed. That's one solution that we can talk about as well as this issue where my contracts are coming up almost coincidental with this deal closing, and that's a major problem for me. Again, I'm going to close. Thank you all very much for your concern and your opportunity to provide some input from me. Thank you.

CO-CHAIRMAN ALDEN:
Thank you for coming down. We have different rules in the committee, and I can open it up if somebody did have a question or comment to make. We can do that. We don't have any. Thank you very much for your testimony.

MR. RANGHELLI:
And I would say to you, Mr. Chairman, that my office is around the corner. If any of you think of anything or would like to meet with me to explore this issue, I's be more than happy to make myself available.

CO-CHAIRMAN ALDEN:
Thank you. And just as a reminder, Wednesday we also have the LIPA side of it.

MR. RANGHELLI: I look forward to being here.

CO-CHAIRMAN ALDEN:
Thank you.

LEG. VILORIA-FISHER: I'm sorry. I did have a question.

CO-CHAIRMAN ALDEN:
Legislator Viloria-Fisher.

LEG. VILORIA-FISHER:
Can you just go over a little bit what you had said about the merchant plant and how that would impact us and how that works?

MR. RANGHELLI:
The potential for at some point in the future, and I believe the near future, for those plants to go more into the realm of merchant plants is a real possibility. The agreements to purchase power by LIPA with KeySpan extend out to 2013, but there are significant ramp down procedures in those --

LEG. VILORIA-FISHER:
I just want to clarify, merchant plants are plants producing electricity -- producing power and selling it somewhere else?

MR. RANGHELLI: Yes, wheeling it elsewhere, right.

LEG. VILORIA-FISHER:
So are you implying by that then that we're building more plants than we need?

MR. RANGHELLI:
No. What I'm implying is that new plants come on line -- and I think we need base load generation as opposed to continually relying on wheeling or importing power through interties. I think it's all part of the protection we need to make sure that during peak periods we have ample supplies of power. But on the other hand, the best protection is to have base load on-island generation. And certainly Spagnoli Road is a key ingredient to ensure that. But along with that, I think we need to have these Long Island plants maintained under an agreement that will provide the power stay here on Long Island and that they continue to operate.

What I'm suggesting is that Grid is not, Grid is not a generator. They do not in any of their plants or corporate profile, if you will, own power generation facilities in England or Upstate, New York or in New England. So if these plants continue to be ramped down by LIPA and they're not having the guaranteed revenue stream that they would have liked to have had under the original terms of the agreement, what are they going to do with these plants? They're either going to become merchant plants and sell the other power or they're going to look to sell them out in the open market to recover their money.

LEG. VILORIA-FISHER:
So what you're saying is while LIPA continues to ramp down what's its buying from our local plants and importing power elsewhere, we kind up exporting power that we're producing here.

MR. RANGHELLI:
There is a potential for that, yes. We now have the capability with these interties, we're building this Neptune project, which is a huge cable that runs to New Jersey, and, you know, the electricity can flow both ways. It doesn't only have to come to Long Island, it can -- it can be transported off of Long Island as well.

LEG. VILORIA-FISHER:
Thank you. I just want to clarify what you meant by that. Thank you.

MR. RANGHELLI: Okay. Sure.

CO-CHAIRMAN HORSLEY:
Thank you very much.  We appreciate it.

MR. RANGHELLI: Thank you.

CO-CHAIRMAN HORSLEY:
Mr. Davis.

MR. DAVIS:
I'm very surprised that -- probably it's been described as one of the most efficient forms of generation electric power, namely, pump storage. And it's -- there's none on Long Island. There should be and can be. And the nearest one in this part of the country is 40 miles south and west -- well, big part in this part of the country -- 40 miles south and west of Albany, New York, Gilboa, New York. And this goes back to the Rockefeller Era, the power authority of the State of New York built it. It's like a menu. It can be ten megawatts, it can be a thousand. This one happens to be 1000.

And the principle is -- the key to the whole thing, practically every electric generation facility in the country has surplus power from eleven at night to seven in the morning. And this is available. Compared to the next day, it's worth about ten times that, the wholesale value. Now, wouldn't it be nice if you could store it? Well, this is how they do it. They dammed up the \_Skolhavey River\_, created a 300 acre lake, it could have been a 30 acre lake -- it's like a menu realitve to the output -- and then a hill nearby 900 feet tall, they carved out another 300 acre lake. And eleven at night when the surplus power is available, they've got these large electric pump motors, they have four of them, I think they're 1200 horsepower.

And again, it's available for about a half cent a kilowatt. They pump it to the higher elevation all night long. When the demand comes on in the morning, they let the flow down. The same motors that pumped it up there and now generators all day long. And I met Mr. Catell, oh, probably a year and a half ago, and he was kind enough to put me in touch with their chief engineers. And the first thing they said, well, you don't have the height on Long Island. I smiled nicely, and I said, well, you don't need them.

We both signed nondisclosure statements, I'm sure you know what that means. And my airline pilot son who's also a lawyer, flied worldwide, he alerted me to a technology in other parts of the world that can do this with 20 to 30 feet. We have a paten attorney to search to see if anybody put the two technologies together, the answer was no. In fact, make a long story short, we now have a patent on these two technologies. With all of the cables they've been talking about, you can get this very cheap electric in the middle of the night or even generate your own. Like I said before, every power company has this surplus, pump the water to the higher altitude.

And I was surprised KeySpan engineers, the top men who met with me, weren't aware of this other technology. And if Long Island doesn't utilize this advantage of pump storage, you are going to be -- we've been talking to other states nearby, and they'll be generating it and selling it to you for ten times what your power costs would be. No smoke stacks, and I might add, no fuel surcharges. Any questions?

CO-CHAIRMAN HORSLEY:
Thank you very much Mr. Davis. We appreciate you coming down here today. And this Legislature is very much committed to alternative methods of creating electricity. Mr. Bob Delaney, Local 1381.

MR. DELANEY:
Good morning. My name is Bob Delaney. I represent the members of the clerical staff from local 1381, the International Brotherhood of Electrical Workers. Don Daly asked me to ask on his behalf. He was unable to make it to today's meeting, but he will be here on Wednesday with Mr. Kessel.

The things that were brought up -- Ralph obviously, you know, mentioned the -- reducing the workforces, cost problems. And on the clerical end, that's usually the first one that seems to get hit heavily. Since the merge in 1999, we have been downsized by approximately 30% of our workforce in the clerical end. We represent the gas, you know, internal -- in the call centers and stuff like that. We don't see this as a real positive. We have also reached out to the -- you know, the what do you call it -- the business managers of Massachusetts and Upstate, and they've also told us the same thing, that when the people walk out the door they're basically not being replaced. And that's concern to us obviously, because, you know, again, our numbers have gone down. We do -- in addition to our regular daily workforce, we also during storms go out and do storm restoration.

The call centers are something that they tend to try to outsource, that's a large group of our membership. Meter reading hadn't been touched on, but they tend to go to automatic meter reading, again, you're looking at possibly 500 of our members being replaced -- I should say outsourced, not replaced. So again, we wanted to put on the record that we have issues in regards to the future hiring of a new workforce here. Again, I thank you for your time. It was very informative. You people answered a lot of questions that I has written in my notes. Thank you.

CO-CHAIRMAN HORSLEY:

Thank you, Mr. Delaney. Just a quick question. I understand that you have, what, a 150 person call center in Melville, is that your constituents?

MR. DELANEY: It's over 180.

CO-CHAIRMAN HORSLEY:
A hundred and eighty. Is this one of the concerns about outsourcing that operation? Is that something that's on your agenda?

MR. DELANEY:
That's definitely on our agenda, because what they have done is either it's go to, you know, Upstate, it's gone out of the country, which obviously, you know, we definitely don't want anything like that. You know, they always feel that, you know, you send them to another state and you get cheaper labor. The quality that our membership has is they answer gas and electric calls. Again, they have not answered billing questions, but during the storm restoration, they take wire-down calls and they're familiar with the area. So you outsource something like that, you know, another state, another workforce is just not going to be, you know, quality.

CO-CHAIRMAN HORSLEY:
In other words, we want to know who we are calling. Mr. DeJesu I see is shaking his head yes, yes, that's what we are going to do. I don't want to put something into the shake of your head, but is this something that -- keep in mind, we're concerned about the 180 person call center in Melville. Thank you.

MR. DEJESU:
During restoration we work very closely with the call center. Knowing that people are calling somebody who lives on Long Island and who can explain it to us as we get calls that come into the restoration center, we do this all the time with them, and there's no doubt that this an outstanding workforce that we work with day in and day out. And it's ramped up in emergencies, they run longer hours in emergencies, and we are very proud of that workforce.

CO-CHAIRMAN HORSLEY:
That's all of cards I have today.  Mr. Alden.

CO-CHAIRMAN ALDEN:
In relationship to the workforce, thank you, Donna. You did an excellent job today too.

CO-CHAIRMAN HORSLEY:
All right.

P.O. LINDSAY:
I'd like to just thank the two Chairmen for running this running this very informative. One had the times, the other had the gavel. You worked like a team.

CO-CHAIRMAN ALDEN:
You wouldn't think that just a few years ago, we were running against each other, tackling each other, knocking each other down.

CO-CHAIRMAN HORSLEY:
One of our biggest secrets is I've known Camie now for over 40 years. I thought about that this morning. I said, "Oh, my God, that's an awful thought." But thank you very much to all those that attended today. We hope this was an informative session. We thank Mr. Catell and his full staff. Thank you. Have a good day.


                   (*THE MEETING WAS ADJOURNED AT 12:00 P.M.*)


                    \_ \_ DENOTES BEING SPELLED PHONETICALLY

Communication #3

Attached is a transcript of the testimonies y that Robert B. Catell, Chairman and Chief Executive Officer of KeySpan and Michael E. Jesanis, Chairman, National Grid's U.S. Division presented at the Planning, Development and Environment Committee of the Nassau County Legislature hearing on Friday, March 31, 2006 which addressed the acquisition of KeySpan by National Grid. A copy of the script of their testimonies was previously filed with the Securities and Exchange Commission on Schedule 14A as soliciting material pursuant to Section 240.14a-12 on March 31, 2006:

     MR. CATELL: Thank you very much, Chairman Denenberg and Chairman Horsley. Good to see you again, and Legislator Montano, nice to be here. With me, as you mentioned, is the CEO of National Grid's US Operations, Mike Jesanis, and I'm going to make some opening remarks, then Mike is going to follow me, and then we'll open it up to questions. I certainly appreciate the opportunity of being here, and the fact that the Legislature is focusing on obviously what is an important subject and its impact on Long Island.

     As you know, KeySpan has entered into an agreement to be acquired by National Grid, and I think that that will open up a real exciting and important time on Long Island from an energy standpoint. You all know KeySpan. Our story started back in 1998 when we acquired the gas properties and the generation of the Long Island Lighting Company, and also entered into a contract to operate the electric system on behalf of the Long Island Power Authority.

     I think if you look back over the last eight years -

     CHAIRMAN DENENBERG: Do you have a written statement that you want to submit as part of the record?

     MR. CATELL: I do but it's really more notes. We can submit something in writing if you'd like. I'm really working from some notes.

     CHAIRMAN DENENBERG: That's fine. I just thought if you had something that you wanted to submit, I wanted to give you the opportunity to do that. Otherwise, we're obviously keeping a record.

     MR. CATELL: Okay. I'd like to say hello to Legislator Toback. Good to see you here.

     Really where I was going is talking a little bit about the track record of KeySpan, when we came out here on Long Island. And I think that we've demonstrated in the time that we've been out here that we are a good citizen not only the community, but that we've been able to provide good energy delivery services to our gas customers and really do a good job for the customers of the Long Island Lighting Company.

     We've been able to grow our business, primarily the gas business since we've been out here. While we did have some modest employee reductions early on, we've been able to hold that fairly steady here for the last couple of years and actually grow the number of our employees in our unregulated subsidiaries which serve the customers. We have our call centers located here on Long Island and New York City, and we employ local residents in those call centers. So we're very much a local company in the flavor of that company, that local flavor is going to continue when we go out into the future.

     There's actually a similar story, which Mike can talk to in more detail, where National Grid acquired what was actually a very financially troubled company in upstate New York, not because of their own fault, but because of some contracts that had been entered into in a different time. And National Grid has really taken that company to a very financially strong robust company with a great corporate reputation and also a strong commitment to the community very similar to KeySpan. So now we're going to become part of National Grid. We become part of a larger company. We become a larger company. And the benefits of being larger, it gives us an ability to compete in the unregulated environment that we're operating in, but it also gives us the capital resources to invest in infrastructure, to bring new technologies into the marketplace so that we can do a better job in serving our customers, not only here on Long Island, but of course in New York City and up in Massachusetts. We see a lot of benefits coming out of that.

     I'll just touch a moment, because the subject has come up, about foreign ownership. And, again, Mike can talk about this in a lot more detail than I can.

     First of all, National Grid is an Anglo-American company, as Mike says so eloquently. But there have been other examples of foreign ownership right here on Long Island. You may remember American EAB acquired Franklin National Bank some years ago. It was a troubled financial institution. And I think EAB did an excellent job becoming a member of this community before it, itself, was acquired by somebody else.

     As far as National Grid goes, actually after the acquisition of KeySpan, more than half of their business will be here in the United States, and they will have in the neighborhood of about 18,000 employees here in the United States. So I think that is a very U.S.-centric kind of company.

     In addition to that, by KeySpan becoming part of National Grid, which is a global company, and you all know the energy issues that we're facing, and being part of a global company would put us in a better position to have more access to energy supplies, have the ability to invest in infrastructure, all which will help ensure reliable lower cost supplies of energy for customers here on Long Island and other parts of our territory.

     Let me talk for a minute now about the transaction between KeySpan and LIPA, which I'm sure Chairman Kessel touched on this morning.

     We entered into this agreement and we reached agreement around the middle of December on an agreement which, after a lot of negotiations, in my opinion and stated by Chairman Kessel, really is a good agreement for the consumers here on Long Island. As stated by Chairman Kessel, this agreement will allow him to put in a two-year rate freeze. We have reduced our management fee by $38 million over a three year period. We have contributed to a fuel fund which will be there, a $75 million fuel fund, which will allow them to mitigate, to the extent they can, increased fuel costs to the customers. And the agreement puts in place a continuation of the operation of LIPA's system by the qualified, dedicated KeySpan employees, many of whom live here on Long Island, and that's not going to change with the acquisition by National Grid. And that contract extension goes on into the year 2013.

     I know Chairman Kessel is often complimentary about me, personally, and I'd like to return the compliment. I think he's done an excellent job over the last years in running what is a very complicated electric system. I have to also give kudos to the KeySpan employees that allowed him to do that.

     CHAIRMAN DENENBERG: He didn't compliment you at all today.

     MR. CATELL: He didn't? Well then I'm not going to say anymore. I'll stop right here. It would be unusual if he didn't though, in fairness. Richie and I, as you know -


     CHAIRMAN DENENBERG: I'm just joking.

     MR. CATELL: I know you are. We go back 30 years and there's a lot of mutuality of respect. It doesn't mean we always agree on everything. But as you know, LIPA has invested close to $2 billion in the infrastructure, and it has caused us to have one of the more reliable electric systems in the country. And, again, I have to give kudos to the KeySpan employees who operate this system. Those are the people that are out there on the cold days in the wintertime or the summertime when we have hurricanes. A couple of things.

     The agreement that we've negotiated with LIPA we think is a good agreement for the consumers on Long Island. We think it should be, excuse me, I should have turned this thing off. It's probably Richie calling trying to find out what I'm saying. No.

     CHAIRMAN DENENBERG: Now that you left it on and you answered that, he can listen in on you.

     MR. CATELL: It's off. But it is a good agreement for the consumers of Long Island, and we would certainly urge that it be approved as expeditiously as possible. And National Grid will be bound by all of the terms of that agreement going forward.

     Another issue that's been talked about at great length is the issue of re-powering the power plants. It's an issue that we've been studying with LIPA for a long period of time. We certainly would like to get their concurrence to move forward on both re-powering and taking other measures to clean up some of our power plants. I should mention here that KeySpan has spent over $100 million in already reducing the emissions from the existing plants, but more can be done.

     You're familiar with our Spagnoli Road project. We continue to look for cost-effective way to move that project going forward. We have all the permits. What we need in the past, and we still need to go forward, is a power purchase agreement with the Long Island Power Authority. But that project is ready to go ahead if we can reach these suitable terms. And on that basis - I guess I didn't turn it off. Sorry about that. But we do have a permit in place to move that project forward, and we certainly would like to find a way to reach an agreement to do that.

     In addition to re-powering though, there are things that we can do at some of the other power plants, and we talked about this at your - as I started to talk a little bit about what we can do at some of the other power plants. We addressed some of that at our hearings out in Suffolk County, as well. But I think, maybe just in summary and give Mike a chance to talk and then open it up to questions.


     We really think there are a lot of benefits of this transaction, the two companies together. We think it will allow us to provide better service to our customers, make investments in infrastructure and technology which are needed to do that, we think it will help us keep rates down going into the future, and another very important thing, because of the company that National Grid is, it will allow us to maintain our commitment to the community. And I take a lot of pride in what KeySpan has been able to do in the community, and I feel that National Grid is a similar company in the territories that they operate in. So we look forward to this coming together to allow us to certainly continue to do that in the future.

     At this point, I'm going to stop and turn it over to Michael Jesanis.

     MR. JESANIS: Thank you, Bob. Thank you, Chairman Denenberg, Chairman Horsley, Legislator Toback, Legislator Montano. It's a pleasure for me to be here today to talk about National Grid and how we hope that you will be comfortable that the combination of National Grid and KeySpan will be good for the consumers of Long Island.

     First, just a little bit about National Grid. For us at National Grid, the opportunity to serve customers, whether they be in upstate New York or New England or here on Long Island is a privilege; it's not a right. And we have that privilege in upstate New York and in New England today, the privilege to serve nearly four million electricity and gas consumers in those regions. And it's a privilege that we believe we've earned over a very long period of time dating back 150 years to the days when we were developing water power in Oswego and then later on the Connecticut River between Vermont and New Hampshire. So we have a long history of service to our communities and being involved in the production and delivery of energy here in the Northeast.


     Now, we believe that to continue to earn that privilege to serve customers, we have to do our best every day in four dimensions. First, we have to operate facilities which are safe, safe for our employees, but safe for the public as well. We have to be reliable in every sense of that word. Not just in the reliability of the service we provide, but when a customer calls and they've got an issue or a legislator or a public officials calls and says we need your help on something, they can count on us to help. We're a company who is efficient. We are efficient because in the end it is our customer's money that we're spending. And we understand that energy prices are very important to our customers and they expect us spend their money efficiently. Finally, and perhaps most importantly, we're a business that wishes to be seen a responsible, a member of the community that going far beyond simply the provision of the delivery of service. An active supporter of local issues, a protector of the environment, these are things we believe we are known for, but we need to continually demonstrate that to our communities all the time to continue to earn the privilege to serve our customers. So safe, reliable, efficient, responsible, that is what we wish to be known by, that's the commitment we make to the citizens of Long Island that we will try to be for the citizens here.


     Now I know there are concerns that have been expressed over this last month since the combination was announced. Will rates go up? Will service decline? Where there be the same attention to communities that KeySpan has paid over the years? Will employees have to work on the 4th of July? These are all concerns that have been expressed, and I can categorically state the answer to every one of those questions is no. It's no. We will bring efficiencies and delivery which will help offset what's been happening with the commodity costs that have been driving energy prices higher.

     We have technology we've developed to make it possible to have a safer gas system without digging up so many streets. We have a long commitment to communities and to the environment, and our record is second to none in these areas. Our employees will have more opportunities within the larger business. And, no, they will not have to work the 4th of July because this is an American company, which is part of a larger British/American company.


     CHAIRMAN DENENBERG: So the lights may go out on the 4th of July?

     MR. JESANIS: The lights will not go out on the 4th of July either. I think that this is a great company. We are very much the American arm of a British/American company. And as Bob said, over half our business will be here in America.

     Now I know there are many challenges here on Long Island, and Bob spoke to these. The fact that energy prices are high, the fact that the infrastructure is old and not as environmentally sensitive as it needs to be, the fact that the modernization of that infrastructure has to simultaneous solve the challenges of price, the environment, property taxes, a number of other areas. I don't pretend to tell you that I have the silver bullet, the magic proposal here today that is going to solve all of these problems. But I do promise to each of you that will be your partner in solving these challenges, just as KeySpan has been your partner and that partnership is what it will take, all of us working together to serve our constituents, our customers, our communities.

     So thank you, again, for inviting me here today. Bob and I would be happy to take your questions.


     CHAIRMAN DENENBERG: I have some questions, Legislator Horsley has some questions, and then we'll open it up to the entire committee, if that's okay with you. Some of what I'm asking is in part based on what Chairman Kessel spoke about, as well.

     Right off the bat, I don't know whose question it was, but Chairman Kessel committed to coming back at a hearing that would strictly be KeySpan, National Grid, and LIPA, and agreed to sit with you at a table before a joint session of the Legislature of Nassau and Suffolk Planning, Development Environment Committees and Energy and the Environment Committees. Would you two give us the same commitment?

     MR. CATELL: I'm always pleased to join Mr. Kessel in any forum. Let me say hello to Presiding Officer Jacobs.

     LEGISLATOR JACOBS: Hello.

     MR. CATELL: Good to see you. Nice to have you with us.

     Certainly we'd entertain something like that if it's going to be beneficial to clarifying the process and giving the answers that people need. I would prefer to do that, of course, when we reach agreement and then we could share that with you as well.

     CHAIRMAN DENENBERG: I think we may do it before then or in part to at least have our concerns as part of whatever agreement you do reach, and that's what's important to us. As you're going to get from my questions and the other questions, you probably know our concerns already, but we certainly want to make sure that they're addressed.

     MR. JESANIS: We would be happy to join.

     CHAIRMAN DENENBERG: I was waiting for you, Mr. Jesanis. Legislator Horsley and myself have committed to work together. We'll save you the trip to both counties. But we also think it's a regional issue, a regional problem, and we're going to have a better solution if we work together.

     One of the things that Chairman Kessel brought up, which we've already been working on and I think joint meetings like this helps create our case, is to try to have intervener status as a region, Nassau, Suffolk together, Legislatures, in the PSC process. Do you have any thoughts on that?

     MR. CATELL: I really don't. That's certainly your prerogative to do that. The PSC process will certainly be a full hearing of all the issues. Certainly we have to go through that process to demonstrate that this transaction is in the public interest.

     CHAIRMAN DENENBERG: Okay. What I would say - you mentioned something about the contract and I think you gave a term expiring in 2013. It's my understanding the management contract, which is different than the power supply contract and the energy management agreement, but the management contract itself comes up in 2008. Is that correct?

     MR. CATELL: Yeah. I was referring to the renegotiation that we just completed -


     CHAIRMAN DENENBERG: Okay.

     MR. CATELL: which would extend that contract to 2013.


     CHAIRMAN DENENBERG: Now one of the things that Mr. Kessel stated, and it might have been with respect to the management contract as opposed to the power supply contract, was that a change in ownership, an acquisition, a merger, a standard clause in a contract where a change in ownership would be a re-opener to an agreement or would allow one party to terminate a contract exists here and it's a change in ownership of KeySpan would result in a right under the agreement for LIPA to terminate the contract.

     MR. CATELL: That is correct. The terminology that's used in the contract is change of control, which essentially would be an acquisition which is occurring here. In the contract there is a right for LIPA to - the issue is put is in default, which could be cured, obviously if you come up with a satisfactory agreement between both parties.

     CHAIRMAN DENENBERG: One of the issues that has come up, and obviously what we're concerned about mostly is the benefits, the cost to the ratepayers, benefits to the ratepayers, protection of our workforce both for reliability issues, as well as the fact that your workforce is us. They are people that live here. They're people that are out neighbors. They're our Long Island labor. And, finally, but not any less important, our environment which, to me, re-powering, which is something that you touched upon, is critical because re-powering the old plants would give more efficiencies which in the long term save costs and would, of course, be environmentally friendly. In each of those three items, when we spoke with Chairman Kessel he said in any renegotiation those are the items that he would be looking towards optimizing, if you will, the benefits for the ratepayers, reliability and commitment to the workforce and re-powering.

     MR. CATELL: Okay. Let me take them one at a time. Let's talk about the benefits to the ratepayers.


     Again, I'd like to go back to the agreement that we just completed negotiating where there are significant benefits to the ratepayers that have already been agreed to. It mentioned the reduction of our management fee. It mentioned the amount of dollars that we're contributing to a fuel fund. As Chairman Kessel stated himself, when we had the press conference -

     CHAIRMAN DENENBERG: That's $38 million, correct?

     MR. CATELL: Yeah. Over three years there's a $38 million reduction in the management fee. But we're also settling all other issues which we dealt with substantial dollars going over to LIPA to allow them to set up a fuel fund of $75 million. And as Chairman Kessel stated himself, this agreement allows them to freeze rates, electric-based rates for two years.



     Now, as part of this agreement, this merger, there will be additional savings. Should a portion of those savings accrue to the electric ratepayers on Long Island, the answer to that is yes. That really has to go through a Public Service Commission determination because we also serve gas customers on Long Island who should get their share of the savings. We serve gas customers in New York City. We serve gas and electric customers up in Massachusetts. So those synergy savings, as they're called, will be allocated to all of those customers. Is there something more in it for the electric ratepayers of Long Island? The answer is yes. The amount of that is still to be determined.

     The second issue is the workforce issue that you raised. The answer to that really is we have provisions in the contract which requires us to meet certain levels of service quality, otherwise there are severe penalties. I think if you look at our track record and, again, I give the credit here to the workforce, and they're represented very ably by a gentleman named Ralph Ranghelli, who you'll hear from in a few minutes, our workforce has done a superb job. And while we did have some reductions early on, we've essentially held it about flat over the last four or five years and actually increased it in the unregulated side. Our call centers, again, that's a very important entity. They're here on Long Island. They're going to stay here on Long Island. So I think we have to maintain the workforce that's necessary to maintain the levels of service. And that's part of the MSA agreement. There are quality of service standards that we have to meet.

     If you look at our track record, we have one of the best in the state, if perhaps not the best in the state, for an overhead system. About outages, fewer outages. Restoration time, all of the above. And that's, again, a credit to our workforce. So I think that's adequately covered in the agreement, in my opinion.

     The third one, re-powering, is really outside the negotiations of the current agreement. It's a separate issue. We've been studying that issue with LIPA for four years. But two things; one, they, as you know, had a right to buy all of our power plants before we renegotiated the agreement. They right now have a right under the new agreement to buy two of the power plants, Far Rockaway and Barrett, which are the two that most lend themselves to re-power. Far Rockaway and Barrett are the two that LIPA has an option to buy. So the re-powering of those two plants is really somewhat up to LIPA. Bottom line though, in order to re-power any of our plants and in order to spend those dollars we need to get LIPA's concurrence to do it. And we've been working them for a long time. We would like to move forward on it at the appropriate time. So I don't think we're standing in the way of the re-powering issue.

     CHAIRMAN DENENBERG: Let me - actually I'm going to press you. Did you want to add anything to the response?

     MR. JESANIS: Not yet.

     CHAIRMAN DENENBERG: Okay. I could break it down or I could ask you a further question on each of the three issues. But we'll go backwards.

     The first issue that you talked about in terms of recurring benefits to the ratepayers. You entered into an agreement in December. That agreement was before there were synergy savings of approximately $200 million. To the ratepayers in Long Island that half of that will go to the shareholders and then the other half to all customers for something that is an acquisition of KeySpan and their Long Island assets, seems to the ratepayers here, and I'm a ratepayer, and we're not getting much -

     MR. CATELL: Maybe I can clarify a little bit.

     CHAIRMAN DENENBERG: of the benefit.

     MR. CATELL: National Grid is not just buying the Long Island assets of KeySpan, they're buying all of KeySpan, which includes their assets in New York City, includes their assets in New Hampshire, includes their assets in Massachusetts.

     CHAIRMAN DENENBERG: The benefits -

     MR. CATELL: And the benefits, and we're regulated by the Public Service Commission. So the benefits have to be distributed to all of our customers. That's not our doing; that's really the way the law works.

     CHAIRMAN DENENBERG: All of whose customers?

     MR. CATELL: All of the KeySpan customers.

     CHAIRMAN DENENBERG: KeySpan customers.

     MR. CATELL: That's correct.

     CHAIRMAN DENENBERG: Half is going to the shareholders. Is that a PSC requirement?

     MR. CATELL: Well, the reason for that is that you really do need to give some incentives to achieve these savings, and you want to have some incentives to achieve it. So it's not unreasonable to allocate some portion to the shareholders. Again, that's the way Public Service -


     CHAIRMAN DENENBERG: If it's reasonable to allocate some money to the shareholders because it's a public company and then the other half of the savings goes to the KeySpan customers as opposed to all the National Grid customers, is that what you're saying?

     MR. CATELL: No. I'll let Mike pick it up here. I think the savings go to all of the customers.

     MR. JESANIS: There will be claims on the savings by a lot of different customer groups. For example, and the PSC will have to arbitrate this among the various customers groups in New York. There will be a claim for savings of the upstate electric customers, the upstate gas customers, the Long Island electric, the Long Island gas, the Brooklyn gas. The PSC, this will be, I'm sure, a major issue they will be adjudicating is what is the best way to allocate those savings among the various customer groups in New York. And there will be a similar proceeding in New Hampshire and probably in Massachusetts as well.

     CHAIRMAN DENENBERG: If the recurring benefit to the public - we were asking about recurring benefit to the public. What I'm hearing is this Synergy savings, which are beyond whatever was negotiated in December. Whatever was negotiated in December was KeySpan and LIPA. I assume in December you knew about this deal with National Grid. You did not?

     MR. CATELL: No. The deal actually came together after we had completed our negotiations with LIPA.

     CHAIRMAN DENENBERG: And it's your opinion that you had no obligation to mention the National Grid or make that an issue in your negotiations with LIPA.

     MR. CATELL: To the contrary. First of all, the negotiations with National Grid occurred after that was concluded. And once we got into negotiations with National Grid, I'm sure you understand that we have legal obligations not to disclose that. We are a public company and there are security rules which do not allow us to until we reach agreement, and then we announced it at that time.

     CHAIRMAN DENENBERG: I'm not going to argue legally with what the shareholder or Savants Oxley (phonetic) requirements might be today. I do know that there might be requirements within confidentiality of negotiations to mention a potential deal. I'm not sure. I'm asking you for what your opinion is.

     MR. CATELL: I'm not a lawyer. I'm just giving you the opinion on advice of my counsel. I think it's pretty standard. It's actually the securities laws, the FCC that it comes under. We'd be happy to provide you whatever proof of that you would like to have.

     CHAIRMAN DENENBERG: I'm not satisfied with the recurring benefits to the ratepayer. Because December's deal was December's deal. According to Chairman Kessel and you, although the exact amount of savings, 30 to 35 million versus 38 million, put into the separate fund, we can quibble over. I'm not worried about that. Both of you agree that it would be a two-year rate freeze because of it. Those savings are already there. That's not new savings because of National Grid. National Grid is going to realize savings, Synergy savings of $200 million. And what I'm hearing is the shareholders have to get half of that. And then every ratepayer under the National Grid horizon will share in the rest of it based on a deal which affects the assets of KeySpan which serve this region. So the regional payers here are not seeing the recurring benefits of these synergy savings. And then when you talk about re-powering, which would be an opportunity for National Grid to invest in the power infrastructure here to the benefit, certainly environmentally of people here, your respect is that main obligation is LIPA's, which LIPA means the ratepayer here.



     MR. CATELL: Let me try to clarify it one more time, if I may. I didn't say that the Long Island ratepayers would not get their fair share of those synergy savings; they will.

     CHAIRMAN DENENBERG: Then we're quibbling over what a fair share is.

     MR. CATELL: That's right. And that will be determined by Public Service Commission. You are requesting intervener status in that proceeding, so you will have an opportunity to make your case and also listen to how it's eventually resolved.

     On the re-powering, I'm not saying it's LIPA's responsibility, but LIPA has the contracts for those plants. We can just not independently re-power those plants. They're under contract to LIPA. If we make a capital investment to re-powering those plants, again, that has to be recovered also and that would be recovered through a contract with LIPA. It's the way it works. I'm just trying to explain it that way. It's just as simple as that.

     CHAIRMAN DENENBERG: See that's where I disagree with you. You want to say that you're a larger company, National Grid, than KeySpan. So we have to see the shareholders get half the synergy savings and, according to you, perhaps a fair distribution of the remaining savings is among all the ratepayers in the Niagara Mohawk area and throughout that are National Grid customers. So if National Grid should re-power its asset and if they purchase the assets - if they acquire by acquisition KeySpan, they will own the assets of these power plants, not LIPA. LIPA owns some power plants. For example, the power plants that we're talking about in terms of re-powering are owned by National Grid. So you can't have it both ways and say when it comes to savings we have to distribute it among our shareholders and all the ratepayers. If you have to come up with a cost to rebuild, refurbish, refurnish your asset, all the ratepayers and shareholders should share that cost. That shouldn't just be a cost for the local market then.


     MR. CATELL: The only difference here is those power plants only serve LIPA's customers. They don't serve New York City. They don't serve
Massachusetts. Those power plants are dedicated to the Long Island Power Authority's customers.

     CHAIRMAN DENENBERG: They're an asset and a liability of the entire company. And the savings that you're realizing in Synergy is only because of the KeySpan customers. So why not give that savings to -

     MR. JESANIS: That wouldn't necessarily be the case. The savings could come about because there's a practice that we have at National Grid which has been as a result of investments by National Grid customers that can provide benefits on Long Island. The fact that the combination of an I.T. infrastructure, for example, that results in being able to spread I.T. costs over a broader set of customers is not a benefit which is just attributable to the Long Island customers. It is attributable to all customers.

     It is a complicated equation, I grant that. The PSC is really the professional place that will work these things out. The staff is quite capable of acting as advocates on behalf of customers, and I'm sure they're going to fight quite strongly on behalf of customers in New York State.

     CHAIRMAN DENENBERG: First of all, I think there's contradictory logic in why the Synergy savings should be shared company wide and half to the shareholders, but re-powering costs should only be local. I just disagree with it. But I do think that re-powering and recurring benefits are something that if LIPA is going to try to get that, certainly the Nassau and Suffolk Legislators should weigh in and try to see a benefit due to acquisition of assets of KeySpan which served people here, should come back in some ways to the people here.

     MR. JESANIS: I understand your position.

     CHAIRMAN DENENBERG: And the last issue that I didn't get asked, got somewhat of an answer, but let me just make it black and white. Can you commit in terms of reliability and jobs here that there won't be layoffs here and there won't be outsourcing of customer service? So when someone calls in Babylon for customer service, someone in this area is answering the phone as opposed to someone in some other country.





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     MR. JESANIS: Let me take both of those, Mr. Chairman. This is now the fifth acquisition we will have done in the U.S. and there's another one in progress. The first three were three for three in terms of making acquisitions that don't result in layoffs. And we believe that one can achieve greater efficiencies through the attrition that occurs in the workforce every day. Every month there are people retiring and also through voluntary programs, where necessary.


     As for where calls are answered, Bob said it earlier, and I would reiterate it. This is a very local business and we understand that we have to have employees doing all kinds of activities that are near the customers they're serving, and that includes those answering the phones. I would just want to make sure that we're not a big shortsighted. If there were, for example, a major storm, a hurricane to strike Long Island, and we have the ability to take some of those outage calls in Syracuse or in Waltham, Massachusetts, we would want to do that because the flood of calls is going to be important that those calls get answered.

     So, yes. In terms of when a customer calls and it's the first place that we're going to have that call answered is here. But one of the benefits that a larger company brings is the ability to marshal the resources when an event hits an area. A hurricane isn't going to hit Long Island and Syracuse at the same time. An ice storm might hit Syracuse but not Long Island, which we'd be asking
-






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


     CHAIRMAN DENENBERG: What you're talking about I don't think fits within the definition of outsourcing. That's back-up coverage for emergency coverage. Let me get to the basic question. Would you commit that there will be no layoffs?

     MR. JESANIS: We have been able to accomplish our objectives in the past without layoffs. We have every expectation we will do so again.

     CHAIRMAN DENENBERG: Is that a commitment?

     MR. JESANIS: It is a commitment to make every effort to avoid layoffs. We've been able to do that in the past.

     CHAIRMAN DENENBERG: But it's not a commitment to no layoffs.

     MR. JESANIS: I'll stand by my answer.

     CHAIRMAN DENENBERG: I'd rather a commitment to no layoffs. I think I'm clear on that.

     Before I turn it over to other questions. The timing of the acquisition, so that we understand what the timing is and what the timing of the process and the PSC process is.


     MR. JESANIS: We are working very hard on our applications for both the PSC and the FERC. The FERC we'll be looking at principally market power issues associated with the generation. And given that the sum total of the generation





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

doesn't change, I don't think there are going to be any market power issues at the FERC, but we will be making that application. And that process historically has taken four of five months from when we make it. So assuming we make it in May, it would be complete by the fall.

     The PSC, we are also working to get our application into the PSC as quickly as possible. We're trying very hard to get it done by early to mid-May. And then the PSC will set forth a process of an administrative law judge, of trying to get settlement discussions going among the parties, eventually having hearings. We don't have an estimate. We'd like to see if we can get done by around the end of the year, but it could take as long as a year at the PSC.


     CHAIRMAN DENENBERG: Okay. A question that really affects both Nassau or Suffolk but has immediate affect in Nassau. There was a suit, New York Telephone
v. Nassau County, as you are aware of, which basically attacked the class structure for assessment in Nassau County saying that the utilities weren't fairly taxed. We've set aside as much as $200 million as a - not set aside. We think that the potential liability could be over $100 million, as much as 200 million. LIPA waived its rights to any refund in that case. As part of this acquisition, is there something that can be worked out with KeySpan so that Nassau's liability with respect to that particular tax suit can be finalized?






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




     MR. CATELL: We are a party to that under the Verizon case, as you point out, as are other utilities as well. We're a party to that case. I guess what you're saying is there an opportunity to settle that.

     First of all, let me state that we, again, have an obligation under our Public Service Commission jurisdiction to do everything possible to keep rates down to our customers. Obviously the taxes that we pay flow directly through to our customers. So that's the reason that we're there. LIPA is not regulated by the Public Service Commission, so they don't have the same type of Public Service Commission obligation.

     CHAIRMAN DENENBERG: We get to the same problem -

     MR. CATELL: But if you're saying -


     CHAIRMAN DENENBERG: Now National Grid, you'll be getting money from Nassau County to help the shareholders and all the ratepayers of National Grid, not the local ratepayers anymore. It's the exact same argument. So I want a Nassau County liability settled before the benefit of any payment goes to ratepayers of an entire -





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


     MR. CATELL: I'm not close enough to the particular case

     CHAIRMAN DENENBERG: worldwide corporation.

     MR. CATELL: But I know in any action that we're involved in, we're always willing to entertain settlement discussions. So if it's appropriate to do that, then we would certainly be party to a settlement discussion.

     CHAIRMAN DENENBERG: I would encourage a good faith settlement before the acquisition so that any payment to the extent it could be reasonable, would inure to the benefit of the people here.

     MR. CATELL: I think that's probably in the hands of the Nassau County Attorneys that are handling the case. If they want to approach the parties to sit down and negotiate a settlement, KeySpan -


     CHAIRMAN DENENBERG: Don't you have attorneys handling it?

     MR. CATELL: KeySpan will be at the table.

     CHAIRMAN DENENBERG: You have attorneys too.

     MR. JESANIS: And I can tell you because these are obligations or relationships with the local gas company serving Long Island, the way the PSC rules would work, any settlement, whether it occurred before or after, would be for the benefit of Long Island customers. There would be no spreading among other National Grid customers. Those benefits, it's very clear under the way the PSC rules work.



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



     CHAIRMAN DENENBERG: I'm not so sure why the Synergy savings shouldn't be to the local region that was the result of the acquisition or was the subject, I should say, of the acquisition.

     The second set of suits, and we had Nassau County Comptroller here, which affects both Nassau and Suffolk and any town in Nassau and Suffolk. These are other utilities that have brought cross-suits against towns involving special districts that provide garbage collection. I mean, is this something that could be worked out in terms of this agreement, too? Again, the concern, this is a suit you may take that may then, nor to the benefit of a larger -

     MR. CATELL: I'm not even sure we're a party to that suit as of yet.


     CHAIRMAN DENENBERG: No, you're not.

     MR. CATELL: I don't think there's any position we can take on that. I'm not sure how garbage districts affect our delivery of service to our customers, to be quite honest with you. But we're not a party to that suit, so I think it's kind of an academic question. At the time, we are a party to -




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


     CHAIRMAN DENENBERG: I'm concerned about your argument that we pay taxes, and if we can reduce taxes we'll save the ratepayers money.

     MR. CATELL: Right.

     CHAIRMAN DENENBERG: For KeySpan, the ratepayers are pretty close; they're Nassau, Suffolk, maybe New York City. For National Grid, I'd rather you pay taxes to Suffolk and Nassau and than save money for people in England.

     MR. CATELL: It's the same people. As Mike said, any benefits that we get from the settlement of these tax cases go only to the ratepayers in Nassau and Suffolk County. They do not go to National Grid. They do not go to the U.K. This is for your constituents. We're working for your constituents to try to reduce their bills, and I think that's hopefully in their best interest long term.

     CHAIRMAN DENENBERG: I think that what's in the best interest of Nassau, KeySpan, Suffolk and the ratepayers, as well as the taxpayers, is to settle the suit. I think that it's time enough -

     MR. CATELL: It takes two parties to settle. If we're approached, I'm sure - we're not even in the garbage suit, so I don't want to go there.





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


     CHAIRMAN DENENBERG: Mr. Catell, you do great things locally. I've had good experience with you. But to say it takes two parties to settle and we'll wait for Nassau to come to us, as opposed to picking up the phone and calling Nassau, it takes two parties to want to talk too. If everyone just says we'll wait for the other guy to call, nothing gets done.

     MR. CATELL: I won't debate it with you. There are other parties in the case in addition to us. I think it's a Verizon case and we're a party to it. So it would take all those parties sitting down at the table. What I'm telling you is we are willing to sit down at the table.

     CHAIRMAN DENENBERG: I have just one last question and then I'll turn it over to Legislator Horsley.

     Offshore wind, whether it's in Europe or here, in terms of National Grid, what's their experiences been? I was reading that at some points they had taken offshore wind farms offline. I'm not sure what that meant.

     MR. JESANIS: Not to my knowledge. We have two different sets of experiences with wind power that are coming to mind. One is in upstate New York where there are a number of wind farms being built off of Lake Ontario. They're onshore, they're not offshore. They're near Lake Ontario. And we've been working with the owners of those wind farms on connecting those wind farms to the grid on what I believe they consider to be very reasonable terms.







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


     In the U.K., there's a great interest in offshore wind off the Scottish coast, off the Welsh coast, and I believe the Northeast of England. And, again, our role is to make sure that the transmission infrastructure reaches out to, first of all, to the coastline. But where we've, in some cases, are working with the developers on getting the lines right out to the wind farms. We're working to actually facilitate national policy in the U.K., which very much favors wind farms.

     As in this country, it would very much depend on what policy is. If -

     CHAIRMAN DENENBERG: Do you have wind farms upstate?

     MR. JESANIS: We do not own any. We interconnect them. We do not own wind farms ourselves. Again, if there's a decision made by any investor and with approval to build a wind farm, our obligation will be to connect the farm, not to own it.

     CHAIRMAN DENENBERG: Being that you're upstate, Niagara Mohawk, as well, have you gotten wind energy online? Have you been able to connect them to the grid? And what's the ability of getting the power down here?

     MR. JESANIS: I can double check in terms of whether the wind - there is wind energy online in upstate New York. There's a major wind farm that has either just come online or is very close to coming online. I'm not sure which is the case. There are substantial transmission constraints in moving power from the north to the south, particularly down the Hudson River Valley. We have been an active participate at the PSC and FBI to see what can be done to remove those bottlenecks in the system. It's a very complex challenge technically and it's a very complex regulatory challenge. But we are in there working every day to see if we can remove those bottlenecks.


     CHAIRMAN DENENBERG: Thank you. Legislator Horsley.

     LEGISLATOR HORSLEY: Thank you very much, Legislator Denenberg. I'm very pleased to be working with you. You do a fine job. I like it. Good questions. And I'm sure you guys appreciated that.


     I've got a couple of quick ones, follow ups to some of the things that we just discussed. First of all, I'm very pleased to hear that you are both willing to sit down in joint session with Mr. Kessel. It will make a lot of these questions going back and forth and these little separate meetings - one thing I'm sure that both of us will assure is that they will be fair and they will not be exploitive. There is no agenda or anything like that, excepting to make sure that we finally settle with the best product for our consumers. That's the both of us.

     MR. CATELL: Thank you. I would simply add we, in the last month, our teams, Chairman Kessel's team at LIPA together with my team have been working very hard together to demonstrate to LIPA that we have the quality of operation which makes us qualified, working with the KeySpan people, to continue the level of service which LIPA has come to expect. So those efforts have been going on. They're moving at due diligence of LIPA as National Grid proceeds.

     LEGISLATOR HORSLEY: I've actually talked to some of the team that was upstate. I went as far as that to find a couple of people that were doing that due diligence. And you're absolutely right; they seem to be respectful of each other's positions and they've been forthright. I know that process is moving forward. A couple of questions, if I can return to the re-powering issue.

     Chairman Kessel, after a pointed question, said we have the maintenance service agreement. He's been challenging it saying we're going to break it open because we have a new partner, that it's a new day, we can get a better deal for Long Island, and all those types of things. I see where, Bob, you had said that you had plans on the drawing boards to what's called a selected catalytic reduction system at Northport, and you say you've got a plan that you're going to be unfolding in a short order about how to re-power the Northport. I know Port Jefferson is a little more dicey. But he actually came up and said, hey, listen. We asked the question this morning, is it a deal breaker? Is it a deal breaker that we do not - that before this MSA is signed that we don't have an agreement on re-powering. Whoever pays for it, and I know that's your big question. The big question is who will be paying for it? Can we have that agreement between ourselves that the MSA is going to have some sort of finalization on the plans for Northport, Port Jefferson and the rest of the re-powering of those Nassau installations?

     MR. CATELL: Well, as I indicated before, that's really not part of the MSA. In the MSA, LIPA has the right to buy two of the plants and re-power them, if that's what they so desire. And I am committed to sit down with LIPA, along with National Grid, to work out a plan for re-powering those plants, that's it's economically feasible to do so. As you know, Northport, we just can't re-power Northport. We can do some other things at Northport like but in the SCRs, put in dense pack to reduce the emissions, and we're perfectly willing to do that. But, we cannot make those capital expenditures without getting LIPA's permission to do so.





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


     LEGISLATOR HORSLEY: I understand that.

     MR. CATELL: I'm not sure that the Chairman addressed that. So are we willing to sit down with LIPA, and we have actually been trying to get a date to do that with them over the last couple of weeks. We'd certainly be willing to do that, and try to work something out on re-powering sooner rather than later.

     LEGISLATOR HORSLEY: Before this deal is finalized and consummated?

     MR. CATELL: We would certainly try to do that. We'd work very hard to do that. You mean the -

     LEGISLATOR HORSLEY: I realize this is a tough question and -

     MR. CATELL: approval at the Public Service Commission, which will probably take nine months to a year. Can we reach agreement on re-powering before that time? I certainly believe we could. We need to have a sit down -

     LEGISLATOR HORSLEY: A mutual agreement between Mr. Kessel, Mr. Jesanis, and yourself?

     MR. CATELL: I certainly believe that's doable, but we have to get parties sitting down at the table. We've got to make a presentation to them, address their issues, look at the cost to the consumer, because there is a cost associated with this and -

     LEGISLATOR HORSLEY: You pointed that out.

     MR. CATELL: Yes.






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


     LEGISLATOR HORSLEY: That seems to be the rub between both of you guys, by the way.

     MR. CATELL: We can find ways to reduce that cost, mitigate that cost. There are a number of innovative ways to do that, but we've got to get the parties at the table sitting in, and we're ready to do that at any time. We'll meet with LIPA starting tomorrow.

     LEGISLATOR HORSLEY: Tomorrow? Mr. Jesanis?

     MR. CATELL: Tomorrow is Saturday, maybe not.

     LEGISLATOR HORSLEY: It was a figurative term.

     MR. CATELL: But if it would be productive, we'll even meet tomorrow.

     LEGISLATOR HORSLEY: Okay. That's great. And may I follow up also on Mr. Denenberg's question on the agreements and what you've called, and I've got a feeling this comes from Mr. Jesanis, the rationalizing, overlapping functions, that doesn't sound like a Brooklyn boy. The reason for my concern, and Legislator Denenberg brought this up a little bit, I think there are a lot of Synergies that can be had in the first couple of years and whatever. We pointed this out, I don't know if I did with your hearing, but I certainly did at Mr. Kessel's. All the agreements, KeySpan's Local 1049 union agreement, your Niagara Mohawk agreement, Local 97 agreement, will expire, your two year rate freeze





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

will expire, the original MSA will expire, all in 2008. So we may be kombiyaing for the next two years, but in 2008 all hell breaks loose to the workers, to the system. I think this, more so to Mr. Jesanis, I'm concerned about the bigger picture, 2008.


     MR. JESANIS: I, again, would look at our track record. You can't predict the future, but you can look at the past as a guide to the future. We have had a, for example, with respect to labor, we have had a very constructive relationship with our labor unions in New England, in New York. The last strike of the company was back in 1975. So it has been a long time. Our people get good wages, excellent benefits, very good job security. We work hard with our unions to make sure that we're getting the job done right for our customers, right for productivity, right from a reliability, and we do try to change things over time. We don't do the work the same way that we did it ten years ago or 20 years ago. But we have very good relationships. We've worked out agreements with our unions. And I expect, in 2008 in New York, in 2007 in Massachusetts, for our unions to -

     LEGISLATOR HORSLEY: I missed that one.

     MR. JESANIS: You missed that one, yes. 2007 is the next date for our current Massachusetts unions. There are negotiations going on now among various KeySpan unions in various areas. We pride ourselves on having a good relationship with unions. We respect the role that the union leaders play in representing our workers, their workers, and we want to have a professional relationship, one that's good for the workers and good for the company.

     LEGISLATOR HORSLEY: Thank you. And, lastly, following up on Legislator Denenberg's question on the legal cases. I didn't know about the garbage one; that was a new one to me. When you say it particularly affects Nassau County, your comment was, and I just want to clarify this, that the settlement would be for both Nassau and Suffolk Counties. The monies would go to both. Can you separate them out? If it's a Nassau deal, does it become a Nassau deal?

     MR. CATEL: I think the particular case you're referring to is a Nassau County case. I don't believe it has -

     LEGISLATOR HORSLEY: So the monies would go back to Nassau, not to the region.

     MR. CATELL: That's correct.

     LEGISLATOR HORSLEY: Okay.

     MR. CATELL: I believe they would be returned to the Nassau County -

     LEGISLATOR HORSLEY: I could say, well the heck with this guy over here -





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


     MR. CATELL: It's been the Nassau County "customers" who have been paying it, so I assume the refunds would go back to them.

     LEGISLATOR HORSLEY: I would hope that would be the case. We're greedy, but we're not that much.

     MR. CATELL: I'm sure that Chairman Denenberg will make sure -

     LEGISLATOR HORSLEY: We've got to keep our friendship going here. But I am so pleased that you guys are going to be meeting in front of both Legislators in a region approach to planning, and it's a good thing. Thank you.

     CHAIRMAN DENENBERG: Again, Wayne and I, Legislator Horsley and I will be working to schedule that as well. We've also committed to doing, and LIPA said they would come as well as others, a separate day of hearings jointly on the offshore wind project, which I'd like you guys to attend as well.

     MR. CATELL: Okay. We'd be happy to attend. We're really not involved in the offshore wind project. That's a LIPA project, to the best of my knowledge. I'm not sure how much we could add. But we could have somebody there to add something -

     CHAIRMAN DENENBERG: I just invited you, otherwise you'd say why didn't I invite you.

     MR. CATELL: Okay. Thank you for the invite.




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     CHAIRMAN DENENBERG: Legislator Toback.

     LEGISLATOR TOBACK: Mr. Catell, Chairman Kessel testified about the management services agreement saying that in the event of a transfer of KeySpan ownership or assets LIPA has the ability to terminate that agreement. Do you acknowledge that that is the case?

     MR. CATEL: The way it works, as I understand it, the term that's used is change of control, which means an acquisition, that they can put us in default of the agreement. That doesn't mean that they necessarily cancel. Defaults can be cured. So they could put us in default, that's in the contract, and then the way that usually works is parties sit down to see if you can cure the default.

     LEGISLATOR TOBACK: And the default is the transfer of controlling interest?

     MR. CATELL: That's the legality of it. That's just the way it works. They have the right to put us in default based on the change of control. It doesn't necessarily mean that they cancel the contract because you can sit down with a party and cure a default. I would hope that if that were the case we would certainly do that.

     LEGISLATOR TOBACK: Would you acknowledge that the contemplated transaction between National Grid and KeySpan would be a change of control?





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


     MR. CATELL: It is a change of control, yes. That's correct.

     LEGISLATOR TOBACK: Okay. Thank you.

     CHAIRMAN DENENBERG: Legislator Jacobs.

     LEGISLATOR JACOBS: Hi.

     MR. CATEL: Hello there.

     LEGISLATOR JACOBS: I just want to say one thing, and please excuse me because I have to leave now because I have a meeting at 2:30. I just want to get back. I know that Bob is aware of this, but I want to make sure you're aware of how important it is to this County about that case which was New York Telephone
v. Nassau County. I mean, the fact that LIPA has actually waived its right was a big, big step in the right direction. It took our exposure from $200 million to 100 million. But 100 million for us, while we're still under NIFA watch, could easily, if that ever happened, put us over the top as far as NIFA goes, and it could morph into a control board. So I would hope that the National Grid would take this very serious, because we do too. And I would hope that along with KeySpan thought would be given to doing exactly what LIPA did in waiving that. Because as far as the county goes, we've just gotten out from under and this surely would go in the wrong direction for us.

     I just wanted to reiterate how important that is. I'm at every NIFA meeting, and I know that this is something that is out there all the time.

     MR. CATELL: In fairness to Mike, I'm not sure how familiar he is with the particular case. He will get fully briefed on it, and we certainly will bring him up to speed on it.

     LEGISLATOR JACOBS: It would mean a lot. I think for those who understand it, it would - I know it's a lot of money. But I can tell you that as far as how it would affect the residents of Nassau County, it would be a big plus and a positive for you to come forward and announce that this is being waived just as LIPA did, if that's a possibility. Okay. Thank you.

     MR. CATELL: Thank you.

     CHAIRMAN DENENBERG: I would just - one thing I don't understand on that. LIPA, who is only responding to the ratepayers that it has, waived it under the guise that the money should go back to Nassau ratepayers anyway, so that was the justification to waive it because either you're going to have to pay for it through Nassau County taxpayers government or through Nassau ratepayers. If the benefit of any recovery, as you said to Legislator Horsley, of a Nassau recovery would go to Nassau ratepayers, certainly it would seem like you have an easier ability to work it out with Nassau County because the cost would come from Nassau ratepayers too.





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     MR. CATELL: Yeah. As I indicated before, it's not within our prerogative to work it out. We have the New York State Public Service Commission, which regulates us. LIPA is not regulated by the New York State Service Commission. So we could not agree to this without getting concurrence from the New York State Public Service Commission.

     CHAIRMAN DENENBERG: It would be easier to get their concurrence if we had your position and our position together, and we go to them together.

     MR. CATELL: Certainly that's your opinion. They would have to make a judgment because these are customers' money. These are the gas customers, in this particular case. It's their dollars. It's not our dollars.

     CHAIRMAN DENENBERG: But if the benefit goes back to Nassau customers and it's Nassau taxpayers, I think we're talking the same pockets.

     Any other questions?

     (No verbal response.)

     Okay. Thank you very much. We'll move on to our next speaker.






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Additional Information and Where to Find It
-------------------------------------------

KeySpan intends to file with the Securities and Exchange Commission (the "SEC") a proxy statement and other relevant documents in connection with the proposed acquisition of KeySpan by National Grid. Investors and security holders of KeySpan are advised to read the proxy statement and other relevant documents when they become available, as they will contain important information about the transaction. Investors and security holders may obtain a free copy of the proxy statement and other documents filed by KeySpan with the SEC, when they become available, at the SEC's web site at http:/www.sec.gov.

KeySpan and its directors, executive officers and other members of its management and employees may be deemed to be participants in the solicitation of proxies from its security holders in connection with the proposed acquisition. Information concerning the interests of KeySpan's participants in the solicitation is set forth in KeySpan's most recent proxy statement and Annual Report on Form 10-K (filed with the SEC on March 30, 2005 and February 28, 2006, respectively) and will be set forth in the proxy statement relating to the acquisition when it becomes available.





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